SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the Securities
Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Merrill Lynch & Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

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March 16, 2007

Dear Shareholder:

We cordially invite you to attend our Annual Meeting of Shareholders. We will hold the meeting on Friday, April 27, 2007 at 10:00 a.m. Eastern time at the Merrill Lynch Hopewell Campus, 1550 Merrill Lynch Drive, Hopewell, New Jersey.

At the meeting, you will vote on a number of important matters described in the attached Proxy Statement.

Your vote is very important regardless of the number of shares you own. Even if you plan to attend the meeting in person, please vote your proxy by telephone, by the internet or by completing and returning your proxy card by mail so that we can be assured of having a quorum present to hold the meeting. Instructions on how to vote are included with your proxy card or have been forwarded to you by your bank, broker or other holder of record.

We look forward to your participation in the Annual Meeting, either through your proxy vote or your attendance at the meeting. If you need directions to the meeting location, or have a disability that may require special assistance, please contact our Corporate Secretary, Judith A. Witterschein, by mail at Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, New York 10038-2510, by telephone at (212) 670-0432 or by e-mail at corporate_secretary@ml.com.

Sincerely,

STAN O’NEAL
Chairman and Chief Executive Officer

Notice of Annual Meeting of Shareholders
April 27, 2007

The 2007 Annual Meeting of Shareholders (Annual Meeting) of Merrill Lynch & Co., Inc. (Merrill Lynch or the Company) will be held on Friday, April 27, 2007 at 10:00 a.m. Eastern time at the Merrill Lynch Hopewell Campus, 1550 Merrill Lynch Drive, Hopewell, New Jersey.

At the Annual Meeting, you will be asked to:

•	elect three directors to the Board of Directors, each for a three-year term;

•	ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year;

•	vote on proposals submitted by shareholders; and

•	consider any other business properly brought at the Annual Meeting.

The accompanying Proxy Statement describes the matters being voted on and contains other information relating to Merrill Lynch.

Shareholders as of 5:00 p.m. Eastern time on February 28, 2007 are entitled to vote at the Annual Meeting and any adjournment or postponement of the meeting.

By Order of the Board of Directors

JUDITH A. WITTERSCHEIN
Corporate Secretary

New York, New York
March 16, 2007

In addition to the notice provided as part of the proxy materials for this Annual Meeting, we included public notice of the date of the Annual Meeting in our Quarterly Report on Form 10-Q for the quarter ended September 29, 2006, which we filed with the Securities and Exchange Commission on November 3, 2006. We also have posted notice of the Annual Meeting on our Investor Relations website at www.ir.ml.com.

QUESTIONS AND ANSWERS

Why am I receiving this Proxy Statement and who is soliciting my vote?

We have provided this Proxy Statement in connection with the solicitation of proxies by our Board of Directors for our Annual Meeting. As a shareholder, you may attend the Annual Meeting and are entitled and requested to vote on the proposals described in this Proxy Statement. We released our proxy materials, including the 2006 Annual Report and this Proxy Statement, to shareholders on March 16, 2007.

What am I being asked to vote on?

You are being asked to vote on:

•	the election of three Directors to the Board of Directors, each for a three-year term;

•	a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2007 fiscal year; and

•	proposals submitted by shareholders.

How does the Board of Directors recommend I vote?

The Board recommends you vote:

•	for the election of three Directors to the Board of Directors, each for a three-year term;

•	for the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2007 fiscal year; and

•	against all proposals submitted by shareholders.

What is the record date for the Annual Meeting?

February 28, 2007 at 5:00 p.m. Eastern time was the record date for determining shareholders who are entitled to vote at the Annual Meeting and at any adjournment or postponement of the meeting.

How do I vote?

Holders of record - If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote using the enclosed proxy card. You must sign and date the proxy card and return it in the enclosed postage-paid envelope. As a holder of record, you also may vote by telephone, the internet or in person at the Annual Meeting. Instructions on how to vote by telephone or the internet are included with your proxy card.

Street name holders - If you hold your shares in “street name” (that is, if you hold your shares through a bank, broker or other holder of record), please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker or other holder of record to see your voting options. This voting instruction form provides instructions on voting by mail, telephone or the internet.

If you want to vote in person at the Annual Meeting and you hold your shares in street name, you must obtain a proxy from your bank, broker or other holder of record authorizing you to vote and bring the proxy to the meeting, as well as an account statement or other evidence of ownership.

How many votes do I have?

You have one vote for each share of our common stock and for each share of exchangeable securities (issued by one of our Canadian subsidiaries and exchangeable into one share of our common stock) that you owned on the record date.

How many votes can be cast by all shareholders?

A total of 882,814,116 votes may be cast, consisting of:

•	one vote for each of the 880,190,428 shares of our common stock, par value $1.33 1/3 per share, outstanding on the record date; and

•	one vote for each of the 2,623,688 shares of exchangeable securities outstanding on the record date.

There is no cumulative voting.

Merrill Lynch 2007 Proxy Statement 1

Can I view a list of shareholders entitled to vote at the Annual Meeting?

Yes. A list of shareholders as of the record date will be available for inspection and review for any purpose germane to the Annual Meeting from April 17, 2007 through April 27, 2007 at our headquarters and principal executive offices located at 4 World Financial Center, New York, New York. We also will make the list available at the Annual Meeting.

How many votes must be present to hold the Annual Meeting?

A majority of the votes that may be cast, or 441,407,059 votes, is needed to hold the Annual Meeting. If you have returned your proxy instructions or attend the Annual Meeting in person, your stock will be counted for the purpose of determining whether there are enough votes present, even if you abstain from voting on some or all matters introduced at the Annual Meeting.

How many votes will be required to elect the Directors or to adopt or ratify each of the proposals?

A plurality of the votes cast at the Annual Meeting is required to elect Directors to the Board of Directors. However, in an uncontested election, our Corporate Governance Guidelines provide that any nominee for Director who receives more withhold votes than for votes shall tender his or her resignation to the Board of Directors following certification of the shareholder vote. For further information, see “Corporate Governance - Significant Board Practices - Voting for Directors” in this Proxy Statement.

An affirmative vote by a majority of the shares represented at the meeting and entitled to vote is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm and to adopt each of the shareholder proposals.

Can I change or revoke my vote?

Yes.

Holders of record - If you are a holder of record, to change your vote, you must:

•	mail a new proxy card with a later date to Merrill Lynch & Co., Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717;

•	vote again by telephone or the internet by 11:59 p.m. on April 26, 2007; or

•	attend the Annual Meeting and vote in person.

If you wish to revoke rather than change your vote, you must send written revocation to Merrill Lynch & Co., Inc., c/o ADP, Registered Issuer Client Services Department, 51 Mercedes Way, Edgewood, NY 11717.

Street name holders - If you hold your shares in street name, and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker or other holder of record to see your voting options.

What if I do not indicate my vote for one or more of the matters on my proxy card?

Holders of record - If you are a holder of record and return a signed proxy card without indicating your vote on a matter submitted at the meeting, your shares will be voted on that particular matter as follows:

•	for the election of the three persons named under the caption “Nominees for Election to the Board of Directors;”

•	for ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and

•	against each of the shareholder proposals.

Street name holders - If you hold your shares in street name, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker or other holder of record for an explanation of the effect of not indicating a vote.

 2 Merrill Lynch 2007 Proxy Statement

What if I withhold my vote or I vote to abstain?

In the election of Directors, you can vote for the three Directors standing for election, or you can indicate that you are withholding your vote for any or all of the nominees. Withhold votes will have no effect on the outcome of the proposal to elect Directors. However, our Corporate Governance Guidelines provide that in an uncontested election, any nominee for Director who receives more withhold votes than for  votes shall tender his or her resignation to the Board of Directors following certification of the shareholder vote. For further information, see “Corporate Governance - Significant Board Practices - Voting for Directors” in this Proxy Statement.

In connection with the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm or any of the shareholder proposals, you may vote for or against a proposal, or you may abstain from voting on a proposal. An abstention will have the same effect as a vote against the proposal. An affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required in order for the proposal to pass.

What happens if I do not vote my proxy?

Holders of record - If you are a holder of record and you do not vote shares held in your name, those shares will not be voted.

Street name holders - If you hold your shares through our broker-dealer subsidiary, and do not return your voting instructions, those shares will be voted in the election of Directors and on the proposal to ratify the appointment of our independent registered public accounting firm in proportion to the votes cast by all other shareholders.

If you hold your shares through any other broker, and do not return your voting instructions, your shares can be voted in the election of Directors and on the independent registered public accounting firm ratification proposal at your broker’s discretion.

No broker may vote your shares on the shareholder proposals without your specific instructions.

If your broker votes your shares on some, but not all, of the proposals, the votes will be “broker non-votes” for any proposal on which they are not voted. Broker non-votes count for quorum purposes but are not treated as votes cast and, therefore, will have no effect on the outcome of the relevant vote.

Will my vote be confidential?

Yes. Your vote will not be disclosed to our Directors or employees, except for a very limited number of employees involved in coordinating the vote tabulation process. An independent inspector reviews the vote tabulation process and certifies the vote results.

Our confidentiality policy does not apply to certain matters, such as contested elections or disputed votes.

How can I attend the Annual Meeting?

Only shareholders as of the record date, February 28, 2007 at 5:00 p.m. Eastern time, may attend and vote at the Annual Meeting.

If you plan to attend the Annual Meeting, we ask that you notify our Corporate Secretary using the contact information set forth in this Proxy Statement.

To be admitted to the meeting, you must bring:

•	photo identification; and

•	proof of ownership of your shares as of the record date, such as a letter or account statement from your bank or broker.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will remain valid and may be voted when the postponed or adjourned meeting is held. You may change or revoke your proxy until it is voted.

Could other matters be decided at the Annual Meeting?

We are not aware of any matters to be presented other than those described in this Proxy Statement. If any

Merrill Lynch 2007 Proxy Statement 3

other matters properly arise at the meeting, your proxy, together with the other proxies received, will be voted at the discretion of the proxy holders designated on the proxy card. For further information, see “Other Matters - Other Business” in this Proxy Statement.

Where can I find vote results after the Annual Meeting?

We intend to publish final vote results in our Quarterly Report on Form 10-Q for the first quarter of 2007.

Do any shareholders beneficially own more than 5% of Merrill Lynch’s common stock?

Yes. According to public filings, State Street Bank and Trust Company, as trustee of certain of our employee benefit plans and as trustee and discretionary advisor to certain unaffiliated accounts, and AXA and certain related entities may be deemed to beneficially own more than 5% of our common stock.

For further information, see “Beneficial Ownership of Our Common Stock - Owners of More than 5% of Our Common Stock” in this Proxy Statement.

Are proxies being solicited by any manner other than by this Proxy Statement?

Yes. Georgeson Shareholder Communications Inc. has been retained to act as a proxy solicitor. Some of our Directors, officers or employees, without additional compensation, also may solicit your vote in person, by telephone or by other means.

Who will pay the expenses incurred in connection with the solicitation of my vote?

We pay the cost of preparing proxy materials and soliciting your vote. We also pay all Annual Meeting expenses.

We reimburse brokers, including our broker-dealer subsidiary and other nominees for the cost of mailing materials to beneficial owners of our common stock under the rules of The New York Stock Exchange, Inc. (NYSE).

We will pay our proxy solicitor an anticipated fee of $60,000 plus expenses.

If you vote by telephone or the internet, you will pay any telephone or internet access charges.

Will Merrill Lynch’s independent registered public accounting firm participate in the Annual Meeting?

Yes. Representatives of Deloitte & Touche LLP will be present at the meeting and will be available to answer questions. Deloitte & Touche LLP was our independent registered public accounting firm for the 2006 fiscal year and the Audit Committee of the Board of Directors has approved its appointment as our independent registered public accounting firm for the 2007 fiscal year.

What is householding?

To save printing and mailing costs and eliminate unwanted mail for our shareholders, we have adopted a procedure, permitted under the rules of the Securities and Exchange Commission (SEC), called householding. Under this procedure, we will send one copy of the 2006 Annual Report and this Proxy Statement to the address of any household at which two or more shareholders holding shares in street name reside if the shareholders appear to be members of the same family. We will follow this procedure unless one of the shareholders at the relevant address notifies us that he or she wishes to receive a separate copy.

Each shareholder who holds shares in street name will continue to receive a voter instruction form. Shareholders who hold our shares in street name can request further information on householding through their banks, brokers or other holders of record.

Householding does not in any way affect the mailing of dividend checks to shareholders.

What should I do if I want to opt out of householding treatment for future annual meetings?

If you hold your shares in street name, you can opt out of householding treatment by contacting your bank, broker or other holder of record.

 4 Merrill Lynch 2007 Proxy Statement

What should I do if I want to request householding treatment for future annual meetings?

If you hold your shares in street name and you received more than one copy of the 2006 Annual Report and this Proxy Statement, you can elect to receive a single set of proxy materials by contacting your bank, broker or other holder of record.

How can I receive copies of Merrill Lynch’s proxy materials?

To request copies of the 2006 Annual Report and this Proxy Statement, access our Investor Relations website at www.ir.ml.com or dial (866) 607-1234.

Can I view Merrill Lynch’s proxy materials over the internet?

Yes. This Proxy Statement and the 2006 Annual Report are posted on our Investor Relations website at www.ir.ml.com. You also can use this website to view our other filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 29, 2006 (2006 Form 10-K).

Can I receive materials for future annual meetings over the internet?

Yes. You can elect to view future proxy statements and annual reports over the internet instead of receiving paper copies in the mail. If you make this election, you will receive an e-mail message shortly after the proxy statement is released containing the internet link to access our proxy statement and annual report. The e-mail also will include instructions for voting on the internet.

Opting to receive proxy materials electronically will save us the cost of printing and mailing these documents to you.

In order to receive these materials electronically, you must follow the applicable procedure below:

Holders of record - If you are a holder of record you can choose to receive our proxy statements and annual reports electronically by following the instructions included with your proxy card.

Street name holders - If your shares are held in street name, please review the information provided in the materials mailed to you by your bank, broker or other holder of record to determine whether materials can be sent to you electronically or if electronic voting is available to you.

How can I obtain copies of Merrill Lynch’s corporate governance documents?

You may obtain a copy of our Certificate of Incorporation and By-Laws, the charter for any of our Board Committees, the Corporate Governance Guidelines, the Guidelines for Business Conduct, the Code of Ethics for Financial Professionals, the Director Independence Standards and the Related Party Transactions Policy by downloading these documents from the Corporate Governance section of our Investor Relations website (Corporate Governance Website), which can be accessed at the address set forth in this Proxy Statement, or by contacting our Corporate Secretary. For further information about our corporate governance, see “Corporate Governance” in this Proxy Statement.

How can I contact the Corporate Secretary?

You may contact our Corporate Secretary

by mail at:	Judith A. Witterschein
Corporate Secretary
Merrill Lynch & Co., Inc.
222 Broadway, 17th floor
New York, NY 10038-2510

by e-mail at:	corporate_secretary@ml.com

or by telephone at:	(212) 670-0432

How can I access the Corporate Governance Website?

The Corporate Governance Website is located at the Corporate Governance section of our Investor Relations website at www.ir.ml.com.

Merrill Lynch 2007 Proxy Statement 5

MATTERS REQUIRING SHAREHOLDER ACTION

Election of Directors

Our Board of Directors consists of 12 directors, divided into three classes. One class of Directors is elected each year and each class serves for a term of three years. Set forth below is information regarding each Director, which is based on materials each of them provided for this Proxy Statement.

Nominees for Election to the Board of Directors
for a Three-Year Term Expiring in 2010

The Board of Directors has nominated each of the persons named below for a three-year term ending in 2010. Each of the nominees has indicated his or her intention to serve if elected. Should any of the Director nominees be unable to take office at the Annual Meeting, your shares will be voted in favor of another person or other persons nominated by the Board of Directors. Each Director will hold office until his or her successor has been elected and qualified or until the Director’s earlier resignation or removal.

Position, principal occupation,
Name and age	business experience and directorships

John D. Finnegan (58)	Chairman of the Board, President and Chief Executive Officer of The Chubb Corporation
• Director since 2004
• Chairman of the Board of The Chubb Corporation, a property and casualty insurance company, since 2003
• President and Chief Executive Officer of The Chubb Corporation since 2002
• Executive Vice President of General Motors Corporation, a company primarily engaged in the development, manufacture and sale of automotive vehicles, from 1999 to 2002
• Chairman and President of General Motors Acceptance Corporation, a financing subsidiary of General Motors Corporation, from 1999 to 2002

Joseph W. Prueher (64)	Corporate Director; Former U.S. Ambassador to the People’s Republic of China
• Director since 2001
• Consulting Professor at the Stanford University Center for International Security and Cooperation since 2001
• U.S. Ambassador to the People’s Republic of China from 1999 to 2001
• Lecturer and Senior Advisor to the Stanford-Harvard Defense Project since 1999
• U.S. Navy Admiral (Retired), Commander-in-Chief of U.S. Pacific Command from 1996 to 1999
• Other Public Company Directorships: Emerson Electric Company; Fluor Corporation; and DynCorp International
• Other Directorships: McNeil Technologies, Inc.; New York Life Insurance Company; and The Wornick Company

 6 Merrill Lynch 2007 Proxy Statement

Position, principal occupation,
Name and age	business experience and directorships

Ann N. Reese (54)	Co-Founder and Co-Executive Director of the Center for Adoption Policy
• Director since 2004
• Co-Founder and Co-Executive Director of the Center for Adoption Policy, a not-for-profit corporation, since 2001
• Principal, Clayton, Dubilier & Rice, Inc., an equity investment firm, from 1999 to 2000
• Executive Vice President and Chief Financial Officer of ITT Corporation, a hotel and leisure company, from 1995 to 1998
• Other Public Company Directorships: Jones Apparel Group, Inc.; Sears Holdings Corporation; and Xerox Corporation

Members of the Board of Directors Continuing in Office

The following Directors will continue to serve until 2008:

Position, principal occupation,
Name and age	business experience and directorships

Armando M. Codina (60)	President and Chief Executive Officer of Flagler Development Group
• Director since 2005
• President and Chief Executive Officer of Flagler Development Group, a real estate investment, development, construction, brokerage and property management company, since 2006
• Founder, Chairman and Chief Executive Officer of Codina Group, a real estate investment company, from 1979 until its combination with Flagler Development Group in 2006
• Other Public Company Directorships: AMR Corporation; Burger King Corporation; Florida East Coast Industries, Inc.; and General Motors Corporation

Judith Mayhew Jonas (58)	Member of the U.K. Government’s Equality Review Panel
• Director since 2006
• Member of the U.K. government’s Equality Review Panel since 2005
• Solicitor (England and Wales) since 1993
• Barrister and Solicitor (New Zealand) since 1973
• Provost of Kings College, Cambridge from 2003 to 2006
• Vice Chair of the London Development Agency, an entity which prepares the mayor’s business plan for London, from 2000 to 2004
• Special Adviser to the Chairman, Clifford Chance, Solicitors, from 2000 to 2003
• Chair of the Policy and Resources Committee, Corporation of London, from 1997 to 2003

Merrill Lynch 2007 Proxy Statement 7

Position, principal occupation,
Name and age	business experience and directorships

E. Stanley O’Neal (55)	Chairman of the Board and Chief Executive Officer of Merrill Lynch & Co., Inc.
• Director since 2001
• Chairman of the Board since April 2003
• Chief Executive Officer since December 2002
• President and Chief Operating Officer since July 2001
• President of U.S. Private Client from February 2000 to July 2001
• Chief Financial Officer from 1998 to 2000
• Co-Head of Global Markets & Investment Banking from 1997 to 1998
• Other Public Company Directorships: BlackRock, Inc.

The following Directors will continue to serve until 2009:

Position, principal occupation,
Name and age	business experience and directorships

Virgis W. Colbert (67)	Senior Advisor to the Miller Brewing Company
• Director since 2006
• Senior Advisor to the Miller Brewing Company, a beer brewing company, since 2006
• Retired Executive Vice President of Worldwide Operations for the Miller Brewing Company, where he served in a variety of positions, from 1997 to 2005
• Other Public Company Directorships: The Manitowoc Company, Inc.; Sara Lee Corporation; and The Stanley Works

Alberto Cribiore (61)	Founder and Managing Principal of Brera Capital Partners LLC
• Director since 2003
• Founder and Managing Principal of Brera Capital Partners LLC, a private equity investment firm, since 1997
• Co-President of Clayton, Dubilier & Rice, Inc., an equity investment firm, from 1985 to 1997
• Senior Vice President of Warner Communications, predecessor to Time Warner Inc., responsible for business strategy, mergers, acquisitions and divestitures from 1982 to 1985

Aulana L. Peters (65)	Corporate Director; Retired Partner of Gibson, Dunn & Crutcher LLP
• Director since 1994
• Partner in the law firm of Gibson, Dunn & Crutcher LLP from 1980 to 1984 and from 1988 to 2000

  •  Member, International Public Interest Oversight Board, an entity charged with overseeing the development of, and compliance with, international auditing, assurance and ethics standards issued by the International Federation of Accountants, since 2005

 8 Merrill Lynch 2007 Proxy Statement

Position, principal occupation,
Name and age	business experience and directorships

• Member, Public Oversight Board of AICPA, a professional association for Certified Public Accountants in the United States, from 2001 to 2002
• Commissioner of the U.S. Securities and Exchange Commission from 1984 to 1988
• Other Public Company Directorships: 3M Company; Deere & Company; and Northrop Grumman Corporation

Charles O. Rossotti (66)	Senior Advisor to The Carlyle Group
• Director since 2004
• Senior Advisor to The Carlyle Group, a private global investment firm, since 2003
• Commissioner of Internal Revenue at the Internal Revenue Service from 1997 to 2002
• Founder, Chairman of the Board, President and Chief Executive Officer of American Management Systems, an international business and information technology consulting firm, from 1970 to 1997
• Other Public Company Directorships: AES Corporation
• Other Directorships: Adesso Systems Corp.; Compusearch Software Systems, Inc.; and Liquid Engines, Inc.

The following directors will retire at the Annual Meeting in accordance with our Corporate Governance Guidelines:

Jill K. Conway, age 72, has served as a Director since 1978. Mrs. Conway is the Lead Independent Director of the Board of Directors. She has been a Visiting Scholar with the Massachusetts Institute of Technology since 1985; serves on the Boards of Directors of Colgate-Palmolive Company and NIKE, Inc.; and was President of Smith College from 1975 to 1985.

David K. Newbigging, age 73, has served as a Director since 1996. Mr. Newbigging has been Chairman of Synesis Life Limited, Synesis Pensions Limited and Synesis Finance Limited, U.K. - based entities which provide solutions for insurance and corporate pension fund liabilities, since 2006; and Chairman of the Board of Talbot Holdings Limited, a non-life insurance company whose operations are U.K. - based, since 2003. Mr. Newbigging was Chairman of the Board of Friends Provident plc, a U.K. - based life assurance company, from 2001 to 2005; Chairman of Friends’ Provident Life Office, a U.K. - based financial services group and the predecessor to the Friends Provident plc, from 1998 to 2001; Chairman of the Board of Equitas Holdings Limited, the parent company of a U.K. - based group of reinsurance companies, from 1995 to 1998; Chairman of the Board of Rentokil Group plc, a U.K. - based international support services company, from 1987 to 1994; and Chairman of the Board and Senior Managing Director of Jardine, Matheson & Co. Limited, a Hong Kong - based international trading, industrial and financial services group, from 1975 to 1983.

Merrill Lynch 2007 Proxy Statement 9

Our Proposal to Ratify the Appointment of Deloitte & Touche LLP
as Our Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the 2007 fiscal year. We are submitting the selection of our independent registered public accounting firm for shareholder ratification at the Annual Meeting.

The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm next year; however, since our By-Laws do not require that our shareholders ratify the appointment of our independent registered public accounting firm, the Audit Committee is not bound by the shareholders’ decision. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.

A representative of Deloitte & Touche LLP will attend the Annual Meeting. The representative will be available to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR
the ratification of the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.

Shareholder Proposal 1

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, who holds 900 shares of our common stock, has given notice of her intention to propose the following resolution at the Annual Meeting:

RESOLVED: “That the stockholders of Merrill Lynch, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of Directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of Directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 277,099,555 shares, representing approximately 40.47% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

The Board of Directors recommends a vote AGAINST
the adoption of Shareholder Proposal 1.

Management’s Statement in Opposition

A similar proposal has been rejected by our shareholders at each of our last 21 annual meetings.

 10 Merrill Lynch 2007 Proxy Statement

We believe that cumulative voting may:

•	allow for the election of Directors by small groups with special interests;

•	result in Directors being elected who feel an obligation to represent the special interest groups that elected them, regardless of whether the furtherance of those groups’ interests would benefit all of our shareholders generally; and

•	create factionalism among Board members and undermine their ability to work together effectively.

We note that in order to minimize the risks of such divisiveness, and the consequent risk of possible different understandings of their responsibilities among our Directors, we, like most other major corporations, elect Directors by allowing each share of common stock to have one vote for each Board seat. We believe this method ensures that each Director is accountable to all of our shareholders and reduces the risk of factionalism on the Board.

To further ensure Director accountability to all of our shareholders, last year our Board adopted a majority voting policy. The policy provides that, in an uncontested election, any nominee for Director who receives more withhold votes than for votes shall promptly tender his or her resignation to the Board of Directors. See “Corporate Governance - Significant Board Practices - Voting for Directors” in this Proxy Statement for further information about our majority voting policy.

For the reasons stated above, the Board of Directors recommends a vote
AGAINST the adoption of Shareholder Proposal 1.

Shareholder Proposal 2

The AFSCME Employees Pension Plan, 1625 L Street, N.W., Washington, D.C., 20036, holder of 5,855 shares of common stock, has given notice of its intention to propose the following resolution at the Annual Meeting. Unitarian Universalist Association of Congregations, 25 Beacon Street, Boston, MA 02108, holder of 2,700 shares of our common stock; Congregation of Divine Providence, PO Box 37345, San Antonio, TX 78237, holder of 1,500 shares of our common stock; Congregation of Benedictine Sisters of Perpetual Adoration, Benedictine Monastery, 31970 State Hwy. P., Clyde, MO 64432-8100, holder of 820 shares of our common stock; and Congregation of the Sisters of Charity of the Incarnate Word, 4503 Broadway, San Antonio, TX 78209, holder of 5,200 shares of our common stock, have indicated their intention to co-sponsor this proposal.

RESOLVED, that shareholders of Merrill Lynch urge the board of directors to adopt a policy that Merrill Lynch shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Company’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

In our view, senior executive compensation at Merrill Lynch has not always been structured in ways that best serve shareholders’ interests. For example, in 2005 Chairman and CEO Stanley O’Neal received $44,021 in tax gross-up benefits and $163,685 representing the cost for the “required” use of company aircraft. And each of the five named executive officers in the proxy statement received in excess of $15 million in total compensation for 2005.

Merrill Lynch 2007 Proxy Statement 11

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004))

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Merrill Lynch’s board to allow shareholders to express their opinion about senior executive compensation at Merrill Lynch by establishing an annual referendum process. The results of such a vote would, we think, provide Merrill Lynch with useful information about whether shareholders view the company’s senior executive compensation, as reported each year, to be in shareholder’s best interests.

We urge shareholders to vote for this proposal.

The Board of Directors recommends a vote AGAINST
the adoption of Shareholder Proposal 2.

Management’s Statement in Opposition

The proponent brought a similar proposal at last year’s annual meeting. That proposal was defeated by a substantial majority of the votes cast.

The Board recognizes our shareholders’ interest in executive compensation practices, and always exercises great care in determining and disclosing executive compensation. The Company is also in ongoing direct communication with its shareholders and the Chair of the Management Development and Compensation Committee (MDCC) and the Lead Independent Director have made themselves available for direct communication with shareholders.

The MDCC follows a performance-based discipline in determining compensation for the Chief Executive Officer (CEO) and other top executives. At the beginning of the year, the MDCC establishes quantitative and qualitative objectives for the CEO and other executives for the coming year based upon agreed plans for continued growth and the delivery of shareholder value. These objectives include specific financial targets and specified progress towards other strategic and leadership goals. In determining annual CEO compensation, the MDCC exercises its judgment based upon a review of financial measures and an assessment of performance against these objectives. This involves consideration of overall firm financial results and the MDCC’s assessment of the Company’s financial performance relative to its competitors. The MDCC also examines actual and projected peer group compensation amounts to refine its analysis and arrive at a final determination. In order to align executive and shareholder interests and support long-term value creation, 60% of total annual compensation is paid in stock

 12 Merrill Lynch 2007 Proxy Statement

that is subject to forfeiture during a four-year vesting period. An evaluation of CEO compensation in light of the growth in earnings per share over the last four years demonstrates the linkage of pay to performance.

In 2006, our Company completed the most successful year in its history, reflecting the successful execution of our growth strategy. We reported record full year net revenues, net earnings and earnings per diluted share on an operating basis (excluding the one-time net gain arising from the closing of the merger between Merrill Lynch Investment Managers and BlackRock, Inc. in the third quarter and the one-time non-cash compensation costs recorded in the first quarter). Net revenues grew to $32.7 billion, up 26% from 2005 and our net earnings were $7.6 billion, up 48%. On the same basis, diluted earnings per share increased to $7.68, up 49% from the prior year and return on equity increased by 5.6 percentage points to 21.6%. These results were reflected in our stock price, which increased 37.5% during the year. We also announced a 40% dividend increase on January 18, 2007.

The proponent urges adoption of the proposal noting that, in the United Kingdom, the Directors’ remuneration report is submitted for a vote by shareholders. We understand that, rather than advocating a broad based application of this practice to all U.S. companies, the proponent has introduced the proposal at a small number of U.S. companies, including Merrill Lynch. We are concerned that adopting this practice at Merrill Lynch alone could put our Company at a competitive disadvantage in recruiting and retaining talent and negatively affect shareholder value. For further information, see “Executive Compensation - Compensation Discussion and Analysis” in this Proxy Statement.

For the reasons stated above, the Board of Directors recommends a vote
AGAINST the adoption of Shareholder Proposal 2.

Shareholder Proposal 3

The AFL - CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, DC 20006, holder of 600 shares of our common stock, has given notice of its intention to propose the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Merrill Lynch & Company, Inc. (the “Company”) urge the Board of Directors to adopt a policy that a significant portion of future equity compensation grants to senior executives shall be shares of stock that require the achievement of performance goals as a prerequisite to vesting (“performance-vesting shares”).

This policy shall apply to existing employment agreements and equity compensation plans only if the use of performance-vesting shares can be legally implemented by the Company, and will otherwise apply to the design of all future plans and agreements.

Supporting Statement

We believe that our Company’s compensation policies should encourage the ownership of stock by senior executives in order to align their interests with those of shareholders. To achieve this goal, we favor granting senior executives actual shares of stock that vest only after meeting specified performance goals. In our opinion, performance-vesting shares are a better form of equity compensation than fixed-price stock options or time-vesting restricted stock.

Fixed-price stock option grants provide senior executives with incentives that may not be in the best interests of long-term shareholders. In our view, stock option grants promise executives all the benefit of share price increases with none of the risk of share price declines. This asymmetrical incentive structure can reward executives for share price volatility, a measure of investment risk. Stock options can also reward short-term decision-making because many executives’ options can be exercised just one year after the grant date.

Merrill Lynch 2007 Proxy Statement 13

Furthermore, we believe that stock options can create a strong incentive to manipulate a company’s stock price through questionable or even fraudulent accounting.

Leading investors and regulators have questioned the use of stock options to compensate executives. Berkshire Hathaway CEO Warren Buffet has characterized fixed-price stock options as “really a royalty on the passage of time.” Former Federal Reserve Chairman Alan Greenspan blamed poorly-structured options for the ‘infectious greed’ of the 1990s, because “they failed to properly align the long-term interests of shareholders and managers.”

Similarly, we oppose granting executives time-vesting restricted stock that does not include any performance requirements. In our view, time-vesting restricted stock rewards tenure, not performance. Instead, we believe vesting requirements should be tailored to measure each individual executive’s performance through disclosed benchmarks, in addition to the Company’s share price. To align their incentives with those of long-term shareholders, we also believe that senior executives should be required to hold a significant portion of these performance-vesting shares for as long as they remain executives of the Company.

Executive compensation consultant Pearl Meyer has said “if a company is going to issue restricted stock grants as a way of making sure executives are owners rather than optionees, the grant should be earned on a performance basis - it shouldn’t be just a giveaway.” Former SEC chairman Richard Breeden has stated that “there is not a strong reason for granting restricted stock rather than simply paying cash unless there are performance hurdles to vesting.”

The Board of Directors recommends a vote AGAINST
the adoption of Shareholder Proposal 3.

Management’s Statement in Opposition

The Management Development and Compensation Committee of the Board (MDCC) applies a strict performance-based discipline in determining compensation for our Chief Executive Officer and other top executives. As described in “Executive Compensation - Compensation Discussion and Analysis” in this Proxy Statement, our compensation programs emphasize pay for performance by paying more than 95% of total annual compensation for our executives in the form of an annual bonus tied directly to the achievement of individual, business unit and overall Company performance measured against objectives that are established at the beginning of the year. Moreover, instead of paying this bonus all in cash, we deliver 60% of total annual compensation in the form of stock awards that vest over a four-year period. This practice emphasizes stock ownership to support alignment with shareholders in a business that involves taking risk in financial markets that are often volatile. It also supports retention of key executives in the face of intense competitive pressure. For further information about competition for talent in the securities industry, see “Executive Compensation - Compensation Discussion and Analysis - Introduction” in this Proxy Statement.

Since our stock awards are fundamentally part of annual pay for the achievement of concrete results in the prior fiscal year, tying a portion of the awards to future performance presents certain risks. Linking a large portion of the award to an additional future financial measure would amount to a requirement that the executive “earn it again.” Such a requirement could lead to the departure of key employees in light of the competitive environment for talent in our industry. Awards based upon future performance typically need to be incremental to an industry competitive bonus or provide significant potential upside to counter the risk of loss. In addition, because our industry is cyclical and the markets we operate in can be highly volatile, overemphasizing this type of award can have unintended and adverse consequences. If markets turn down and the awards perform poorly, competitive pressure could result in executive departures or create the need to pay additional current compensation, while exceptional performance could lead to a windfall.

 14 Merrill Lynch 2007 Proxy Statement

In 2006, we introduced the Managing Partner Incentive Program (MPP), a three-year performance-based program designed to increase our annual return on equity (ROE) for our 2006, 2007 and 2008 fiscal years over ROE for 2005. Participants and the Company each contribute to the program, by means of a reduction of annual stock based bonus awards and a Company match. The awards are subject to reduction or complete forfeiture if certain ROE goals are not met, but there is also upside opportunity if target goals are exceeded. The MPP is more fully described in “Executive Compensation - Compensation Discussion and Analysis - Long-Term Performance Based Awards - Managing Partner Incentive Program (MPP)” in this Proxy Statement. In its first year, the MPP has helped drive a 5.6 percentage point improvement in ROE and a 37.5% increase in the stock price, increasing our market capitalization by approximately $20 billion.

Management and the MDCC are continuing to explore approaches to providing incentives for long-term objectives through performance-based programs to follow the first MPP. We believe that the MPP, coupled with our disciplined performance-based approach to annual pay, is responsive to the proponent’s objectives while at the same time takes into account the unique industry factors discussed above. Further, we believe that it is essential for the MDCC to retain its ability to design and implement compensation programs that enable us to attract and retain the executives necessary for our success.

For the reasons stated above, the Board of Directors recommends a vote
AGAINST the adoption of Shareholder Proposal 3.

Merrill Lynch 2007 Proxy Statement 15

CORPORATE GOVERNANCE

The Board of Directors believes that good corporate governance is a critical factor in achieving business success and has long adhered to best practices in corporate governance in fulfilling its responsibilities to shareholders. Highlights of our corporate governance practices are described below. For further information, please refer to the Corporate Governance Website.

Board Independence and Expertise

•	Director Independence Standards. For a Director to be considered independent under NYSE rules, the Board of Directors must determine that the Director does not have any direct or indirect material relationship with Merrill Lynch other than as a Director. The Board of Directors has adopted categorical standards to assist in making its determinations of director independence required by the NYSE rules. The Director Independence Standards, which are consistent with the NYSE rules, describe certain relationships between the Directors and the Company that the Board of Directors has determined to be categorically immaterial. The Standards are attached as Exhibit A. The Standards also may be found on the Corporate Governance Website and are available to any shareholder upon request to the Corporate Secretary.

•	Board Independence. In January 2007, the Board of Directors considered transactions and relationships between the Company and our executive management and (i) each non-management Director and his or her organizational affiliations and (ii) any members of his or her immediate family. The Board affirmatively determined that the following Directors, constituting all Directors except Mr. O’Neal, our Chairman and Chief Executive Officer, meet the criteria of our Director Independence Standards, and are, therefore, independent: Armando M. Codina, Virgis W. Colbert, Jill K. Conway, Alberto Cribiore, John D. Finnegan, Judith Mayhew Jonas, David K. Newbigging, Aulana L. Peters, Joseph W. Prueher, Ann N. Reese and Charles O. Rossotti. None of these Directors had relationships with the Company except those that the Board has determined to be categorically immaterial as set forth in the Director Independence Standards.

The following table describes, by category, the transactions and relationships that were evaluated by the Board in reaching its determination that each of the non-management Directors is independent. In all cases, payments, revenues or contributions referred to in the table involved amounts well below the thresholds contained in the Director Independence Standards. In addition, the contributions referred to in the table, which do not include contributions made as part of our broad-based matching gifts program, were made in the ordinary course of our corporate charitable giving and represent an immaterial portion of such charitable giving. In 2006, we contributed to more than 3,000 not-for-profit organizations.

 16 Merrill Lynch 2007 Proxy Statement

Key to Descriptions of Client Relationships and Charitable Contributions:

A:	Brokerage accounts maintained in the ordinary course of business on non-preferential terms

B:	Mortgage loan(s) issued by a banking subsidiary in the ordinary course of business on non-preferential terms

C:	Contributions, made in the ordinary course of our corporate charitable giving, to a not-for-profit entity for which the Director served as a non-executive director or trustee

		Employment/	Business	Client	Charitable
Name	Independent	Compensation (1)	Relationships	Relationships	Contributions (2)
Armando M. Codina	Yes	None	None	A	None
Virgis W. Colbert	Yes	None	None	None	None
Jill K. Conway (3)	Yes	None	None	A and B	C
Alberto Cribiore	Yes	None	None	A	None
John D. Finnegan	Yes	None
Ordinary course investment banking and sales and trading business with The Chubb Corporation, for which Mr. Finnegan serves as chief executive officer

Certain insurance products and services purchased in the ordinary course of business from The Chubb Corporation
				A	C
Judith Mayhew Jonas	Yes	Nominal annual fees, prior to 2006, for service on the Company’s external diversity council. Mrs. Jonas continued to serve on the council on an unpaid basis through September 2006	None	A	None
David K. Newbigging (3)	Yes	None	None	None	C
Aulana L. Peters	Yes	None	None	A	None
Joseph W. Prueher	Yes	None	None	A and B	None
Ann N. Reese	Yes	None	None	None	None
Charles O. Rossotti	Yes	None	None	A	C

(1)	Compensation for service as a Director is not considered in making independence determinations.

(2)	The contributions referred to in this column, which do not include contributions made as part of our broad-based matching gifts program, were made in the ordinary course of our corporate charitable giving and represent an immaterial portion of such charitable giving. In 2006, we contributed to more than 3,000 not-for-profit organizations.

(3)	In accordance with our Director retirement policy, Mrs. Conway and Mr. Newbigging will retire as Directors at the Annual Meeting.

Merrill Lynch 2007 Proxy Statement 17

In January 2006, the Board of Directors determined that Heinz-Joachim Neubürger, a former Director, was independent. In making its determination, the Board reviewed payments between the Company and Siemens AG and brokerage services provided by the Company to Mr. Neubürger in the ordinary course of business on non-preferential terms. Mr. Neuburger had no relationships with the Company except those that the Board has determined to be categorically immaterial as set forth in the Director Independence Standards. Mr. Neubürger resigned from the Board on May 1, 2006 concurrent with his resignation as Chief Financial Officer of Siemens AG, in accordance with our Corporate Governance Guidelines.

•	Board Committee Independence; Audit Committee Financial Expert. All of the standing committees of the Board are composed solely of independent Directors. These committees are: the Audit Committee; the Finance Committee; the Management Development and Compensation Committee; the Nominating and Corporate Governance Committee; and the Public Policy and Responsibility Committee. Two of our current Audit Committee members – Mrs. Reese and Mr. Rossotti – are audit committee financial experts, as defined in the SEC rules, and all members of the Audit Committee meet the additional audit committee independence standards required by the applicable SEC and NYSE rules. All members of the Audit Committee meet the financial literacy requirements of the NYSE and at least one member has accounting or related financial management expertise, as required by the applicable SEC and NYSE rules. For further information about our Board Committees, see “Board Committees” in this Proxy Statement.

•	Director Qualifications. The Nominating and Corporate Governance Committee is responsible for identifying, reviewing, assessing and recommending to the Board candidates to fill any Board vacancies. This Committee has established guidelines that set forth the criteria considered in evaluating Board candidates. These guidelines are an exhibit to our Corporate Governance Guidelines. For a discussion of this process, see “Director Nomination Process” in this Proxy Statement.

•	Experience and Diversity. Our Board of Directors is composed of individuals with experience in the fields of business, law, education, government, military and diplomatic service. Several of our Board members have international experience, and all have high moral and ethical character. The Board includes four female Directors and four minority Directors.

Governance Policies and Ethical Guidelines

•	Board Committee Charters. The Committees of the Board of Directors have operated pursuant to written charters since the mid-1970s, which have been revised from time to time. We believe that the charters of our Board Committees reflect current best practices in corporate governance. You can find all of our Board Committee charters on the Corporate Governance Website. Copies of the Committee charters are available to any shareholder upon request to the Corporate Secretary.

•	Corporate Governance Guidelines. The Board of Directors has documented our corporate governance practices and adopted the Corporate Governance Guidelines, which you can find on the Corporate Governance Website. Copies of the Guidelines are available to any shareholder upon request to the Corporate Secretary.

•	Guidelines for Business Conduct. The Guidelines for Business Conduct were originally adopted in 1981 to emphasize our commitment to the highest standards of business conduct. The Guidelines also set forth information and procedures for employees to report ethical or accounting concerns, misconduct or violations of the Guidelines in a confidential manner. You can find the Guidelines, which were adopted and designated by the Board of Directors as our Code of Ethics for Directors, Officers and Employees, on the Corporate Governance Website. Copies of the Guidelines are available to any shareholder upon request to the Corporate Secretary.

•	Code of Ethics for Financial Professionals. The Board of Directors adopted our Code of Ethics for Financial Professionals in 2003. The Code, which applies to all of our professionals who participate in the Company’s

 18 Merrill Lynch 2007 Proxy Statement

public disclosure process, supplements our Guidelines for Business Conduct and is designed to promote honest and ethical conduct, full, fair and accurate disclosure and compliance with applicable laws. Our Code of Ethics for Financial Professionals may be found on the Corporate Governance Website. Copies of the Code are available to any shareholder upon request to the Corporate Secretary.

•	Procedures for Handling Accounting Concerns. The Audit Committee has adopted procedures governing the receipt, retention and handling of concerns regarding accounting, internal accounting controls or auditing matters that are reported by employees, shareholders and other persons. Employees may report such concerns confidentially and anonymously by using our Ethics Hotline, as directed in our Guidelines for Business Conduct. All others may report such concerns in writing to the Board of Directors or the Audit Committee, care of our Corporate Secretary.

•	Related Party Transactions Policy. Our Board of Directors has adopted a written policy governing the approval of related party transactions. “Related Party Transactions” are transactions in which our Company is a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. “Related Parties” of our Company include Directors (including nominees for election as Directors), executive officers, 5% shareholders of our Company (other than shareholders eligible to report their holdings on Schedule 13G) and the immediate family members of these persons. Under the Related Party Transactions Policy, the General Counsel and the Corporate Law Department will review potential Related Party Transactions to determine if they are subject to the Policy. If so, the transaction will be referred for approval or ratification to: (i) the Chief Executive Officer (“CEO”) and the General Counsel, in the case of a transaction involving an executive officer other than the CEO or the General Counsel; (ii) to the CEO, in the case of a transaction involving the General Counsel; or (iii) to the Nominating and Corporate Governance Committee, in the case of a transaction involving the CEO, a Director or a 5% shareholder. In determining whether to approve a Related Party Transaction, the appropriate approving body will consider, among other things, the fairness of the proposed transaction, whether there are business reasons to proceed, and whether the transaction would impair the independence of an outside Director or present an improper conflict of interest for a Director or executive officer. Transactions that are approved by the CEO and the General Counsel will be reported to the Nominating and Corporate Governance Committee at its next meeting. The Nominating and Corporate Governance Committee has authority to oversee the Policy and to amend it from time to time. You can find the Related Party Transactions Policy on the Corporate Governance Website. Copies of the Policy are available to any shareholder upon request to the Corporate Secretary.

SEC rules require that we identify any Related Party Transactions that do not require review, approval or ratification under our policy or any situations where such policies and procedures have not been followed. There were no such transactions or situations since the beginning of the 2006 fiscal year.

Significant Board Practices

•	Director Attendance at Meetings. Our Board of Directors held twelve meetings in the 2006 fiscal year. As stated in our Corporate Governance Guidelines, Directors are expected to attend all Board meetings and meetings of the Board Committees on which they serve. In the 2006 fiscal year, each of our Directors attended 75% or more of the total number of meetings of the Board of Directors and of the meetings of the Board Committees on which he or she served. Our Corporate Governance Guidelines also state that all Directors are expected to attend every annual meeting. Each Director then in office attended the 2006 annual meeting.

•	Lead Independent Director. In 2005, our Board of Directors established the position of Lead Independent Director. The Lead Independent Director is elected by the Board and:

(i)	presides at all Board meetings when the Chairman is not present;

(ii)	serves as a liaison between the non-management Directors and the Chairman in matters relating to the Board as a whole (although all non-management Directors are encouraged to freely communicate with the Chairman and other members of management at any time);

Merrill Lynch 2007 Proxy Statement 19

(iii)	calls meetings of the non-management Directors, as appropriate; and

(iv)	is available, at reasonable times and intervals, for consultation and direct communication with shareholders.

Jill K. Conway currently serves as the Board’s Lead Independent Director.

•	Voting for Directors. In 2006, the Board amended our Corporate Governance Guidelines to require that in any uncontested election, any nominee for Director who receives more withhold votes than for votes shall promptly tender his or her resignation to the Board of Directors following certification of the shareholder vote. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and will publicly disclose its decision regarding the tendered resignation and the rationale behind the decision, within 90 days of the certification of the election results.

•	Private Executive Sessions of Non-management Directors. Our non-management Directors meet at regularly scheduled executive sessions without management at least three times per year. The Lead Independent Director chairs these executive sessions.

•	Director Retirement. The customary retirement date for non-management Directors occurs at the annual meeting held in the calendar year following the Director’s 72nd birthday. The Board has not adopted term limits for Directors. In the event of a material change in their qualifications or status, Directors are required to offer their resignation.

•	Advance Materials. Information important to the Directors’ understanding of the business or matters to be considered at a Board or Board Committee meeting is, to the extent practical, distributed to the Directors sufficiently in advance to allow careful review prior to the meeting.

•	Board Self-Evaluation. The Board of Directors conducts an annual self-evaluation that is overseen by the Nominating and Corporate Governance Committee. This assessment focuses on the Board’s effectiveness in certain areas, including strategic planning and financial and risk oversight, succession planning and executive compensation, corporate governance and Board and Board Committee structure. The contributions of individual Directors are considered by the Nominating and Corporate Governance Committee as part of its determination whether to recommend their nomination for re-election to the Board.

•	Director Orientation and Education Programs. Newly elected members of the Board of Directors are educated about our business and operations through presentations about our business segments and primary support areas and meetings with executive and senior management. Board Committee members participate in specialized orientation for each Committee on which they serve. The Board is updated on developments in our business and markets as well as changes in the regulatory environment through reports at Board meetings and by communications from management between meetings. Board members also are encouraged to participate, at our expense, in director education programs offered by third parties.

Board and Board Committee Access to Management and to Outside Advisors

•	Access to Management and Employees. Directors have full and unrestricted access to our management and employees. Additionally, key members of management attend Board meetings from time to time to present information about the results, plans and operations of the businesses within their areas of responsibility.

•	Access to Outside Advisors. The Board and its Committees may retain counsel or consultants without obtaining the approval of the Company. The Audit Committee has the sole authority to retain and terminate the independent registered public accounting firm. The Nominating and Corporate Governance Committee

 20 Merrill Lynch 2007 Proxy Statement

has the sole authority to retain search firms to identify Director candidates. The Management Development and Compensation Committee has the sole authority to retain compensation consultants for advice to the Committee on executive compensation matters.

Stock Ownership Guidelines

•	Director Stock Ownership Guidelines. In order to serve on the Board of Directors, our Directors are required to own equity in our Company. In addition, the Board has adopted stock ownership guidelines for non-management Directors. These guidelines set the minimum ownership expectations for non-management Directors at a value of $375,000, which represents five times the Directors’ current annual cash retainer of $75,000. Directors have until the later of five years from joining the Board or from the adoption of the requirement, in January 2005, to reach this ownership value. Annual grants to Directors of deferred stock units are included in the determination of the ownership guideline amount, but stock issuable upon the exercise of stock options held by Directors is not included. We believe that the equity component of director compensation serves to further align the non-management Directors with the interests of our shareholders. For further information, see “Director Compensation” and “Beneficial Ownership of Our Common Stock – Ownership by Our Directors and Executive Officers” in this Proxy Statement.

•	Executive and Senior Management Stock Ownership Guidelines. The Management Development and Compensation Committee has adopted formal stock ownership guidelines that set minimum expectations for ownership of stock by executive and senior management. The ownership guidelines state that executive and senior management are expected to reach certain levels of stock ownership – stated as a multiple of an executive’s base salary – within five years of their eligibility and are encouraged to reach the applicable level earlier. The expected level of stock ownership for the CEO is 15 times base salary. For other executive officers and selected members of senior management, the expected levels of stock ownership are ten and five times base salary, respectively. Annual grants to executive and senior management of restricted shares and/or restricted units are included in the determination of the ownership guideline amount. Stock issuable upon the exercise of stock options held by executives and senior management is not considered in determining whether these guidelines have been met. Executive and senior management are encouraged, but not required, to hold all compensatory shares (net of taxes) until the applicable stock ownership level is reached. For further information, see “Executive Compensation – Compensation Discussion and Analysis” and “Beneficial Ownership of Our Common Stock – Ownership by Our Directors and Executive Officers” in this Proxy Statement.

•	Executive Stock Retention Guidelines. Members of executive management and designated members of senior management are also subject to stock retention guidelines. Executives who are subject to this policy are required to retain 75% of the net after-tax value of their equity holdings on an annual basis. This policy covers all equity instruments that we grant, including any shares issued under any performance-based instruments. Executives subject to the policy may not sell shares unless they obtain clearance under the policy prior to such sale. Executive officers are not permitted to hedge their exposure to Merrill Lynch stock. For further information, see “Beneficial Ownership of Our Common Stock – Ownership by Our Directors and Executive Officers” in this Proxy Statement.

Director Nomination Process

The Nominating and Corporate Governance Committee has adopted Board Candidate Guidelines that describe the attributes and qualifications considered by the Committee in evaluating Director nominees. The Board Candidate Guidelines are an exhibit to our Corporate Governance Guidelines, which you can find on the Corporate Governance Website and can request from our Corporate Secretary. Among the attributes the Committee considers are: (i) management and leadership experience; (ii) a skilled and diverse background; (iii) integrity

Merrill Lynch 2007 Proxy Statement 21

and professionalism; (iv) financial expertise and prior public company audit committee service; (v) financial markets knowledge; (vi) consumer markets knowledge; and (vii) international experience.

Members of the Nominating and Corporate Governance Committee, other members of the Board of Directors or members of executive management or shareholders may, from time to time, identify individuals for consideration as potential Director nominees. A shareholder may identify a Director candidate for consideration by the Nominating and Corporate Governance Committee by writing to our Corporate Secretary. The Committee will consider all proposed nominees in light of our Board Candidate Guidelines and the assessed needs of the Board at the time.

Any shareholder who wishes to propose a Director nominee for election to the Board at the Annual Meeting must ensure that written notice is received by our Corporate Secretary not less than 50 days or more than 75 days before the Annual Meeting. Such notice must be provided by the holder of record. Any shareholder who holds shares through a bank, broker or other holder of record must instruct the record holder to submit the required notice in a timely manner. The notice must include:

(i)	certain information about the shareholder, including the amount of his or her holdings of our common stock and his or her intention to appear in person or by proxy at the Annual Meeting;

(ii)	a description of any arrangements between the shareholder and the proposed nominee pursuant to which the nominations are to be made;

(iii)	such information about the nominee as would be required to be disclosed under SEC rules in a proxy statement; and

(iv)	the written consent of each proposed nominee to serve as a Director.

The Nominating and Corporate Governance Committee has retained a director search firm to work with the Committee in identifying potential nominees for election to the Board. The firm identifies and evaluates potential candidates believed to possess the qualifications and characteristics identified in our Board Candidate Guidelines and by the Committee. The firm also provides background information on the potential Director nominees and, if so directed by the Committee, makes the initial contact to assess the potential candidate’s interest in exploring a Board candidacy.

Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated John D. Finnegan, Joseph W. Prueher and Ann N. Reese for election to the Board of Directors for a three-year term expiring in 2010. Mr. Finnegan has served on the Board since 2004 and was initially recommended as a Board candidate by our Chief Executive Officer. Admiral Prueher has served on the Board since 2001 and was re-elected by shareholders to a three-year term in 2004. Mrs. Reese has served on the Board since 2004 and was initially recommended to the Nominating and Corporate Governance Committee as a Board candidate by one of our non-management Directors.

There were no nominees for election as Directors at the 2006 annual meeting that were submitted by shareholders (or shareholder groups) owning more than 5% of our common stock.

Communications with Directors

Shareholders and other interested parties may communicate with the Board of Directors, non-management Directors and Committees of the Board of Directors by writing to the Board, in care of our Corporate Secretary. All written submissions that appear to be good faith efforts to communicate with Board members about matters involving the interests of Merrill Lynch and our shareholders are collected and forwarded on a periodic basis to the Board of Directors along with a summary of our actions in response to the submissions. Concerns relating to accounting, internal accounting controls or auditing matters are brought immediately to the attention of our Corporate Audit Department and are handled in accordance with the procedures established by the Audit Committee with respect to such communications.

 22 Merrill Lynch 2007 Proxy Statement

Board Committees

Membership and Meetings.  The Board of Directors has appointed five standing committees: the Audit Committee; the Finance Committee; the Management Development and Compensation Committee; the Nominating and Corporate Governance Committee; and the Public Policy and Responsibility Committee. Each of these Board Committees consists entirely of independent Directors and operates under a written charter, which sets forth the Committee’s authorities and responsibilities. For information on how to obtain a copy of any Committee charter, see “Questions and Answers – How can I obtain copies of Merrill Lynch’s corporate governance documents?” in this Proxy Statement.

The following table shows the current membership of each of our Board Committees during the 2006 fiscal year.

Management
			Development and	Nominating and	Public Policy and
	Audit	Finance	Compensation	Corporate	Responsibility
	Committee	Committee	Committee	Governance Committee	Committee

E. Stanley O’Neal (Chairman)
Armando M. Codina			✓	✓
Virgis W. Colbert				✓
Jill K. Conway			✓	Chair	✓
Alberto Cribiore		✓	Chair	✓
John D. Finnegan		Chair	✓	✓
Judith Mayhew Jonas	✓				✓
David K. Newbigging	Chair
Aulana L. Peters			✓		✓
Joseph W. Prueher	✓				Chair
Ann N. Reese	✓	✓
Charles O. Rossotti	✓	✓		✓

Descriptions.  A brief description of our Board Committees and certain of their principal functions are set forth in the following sections. The descriptions are qualified in their entirety by the full text of the Board Committee charters.

The Audit Committee consists of five of our independent Directors, each of whom meets the requirements for independence, experience and expertise, including financial literacy, set forth in the applicable rules of the SEC and the NYSE.

David K. Newbigging, the Chair of the Audit Committee since 2002, has served as a member of the Audit Committee since he joined the Board of Directors in 1996 and served as Chair of the Finance Committee from 2002 through 2005. The Board of Directors has determined that Mr. Newbigging has accounting or related financial management expertise. Mr. Newbigging has an extensive financial background. He joined Jardine, Matheson Group (Jardine), a diversified trading company headquartered in Hong Kong, in 1954. He served in several countries in the Asia Pacific Region, becoming Managing Director in 1970 and Chairman and Chief Executive Officer of Jardine in 1975. While serving in these positions, Mr. Newbigging supervised individuals responsible for Jardine’s financial statements. Jardine became a publicly listed company in 1961 and has grown into a multinational diversified company with a number of publicly listed subsidiaries and associates in several jurisdictions. Following his retirement from Jardine, Mr. Newbigging relocated to the United Kingdom in 1984. Since then he has been a director and Chairman of several publicly listed companies including Rentokil Group and Friends Provident plc, which are both constituents of the FTSE 100 on the London Stock Exchange. Mr. Newbigging was Chairman of the Audit Committee before being appointed Chairman of the Board of each of Rentokil Group and Friends Provident plc. He also served on the Board and Audit Committee of Ocean Energy Inc., a publicly listed U.S. company, and its predecessor company, from 1987 until 2003 and served on the Board of PACCAR Inc., a publicly listed U.S. company, from 1999 to 2006. Mr. Newbigging has been active in

Merrill Lynch 2007 Proxy Statement 23

the not-for-profit sector in the United Kingdom. He currently serves as Chairman of Trustees of a large U.K.-registered charity, and has also served as a member of the Audit Committee of that charity. Mr. Newbigging also currently serves as Chairman of Talbot Holdings Limited, a non-life insurance company whose operations are based in the United Kingdom and Synesis Life Limited, Synesis Pensions Limited, and Synesis Finance Limited, entities that provide solutions for insurance and corporate pension fund liabilities, whose operations are based in the United Kingdom.

The Board has determined that two of our Audit Committee members – Mrs. Reese and Mr. Rossotti – are audit committee financial experts as defined in the SEC rules. The SEC rules provide that audit committee financial experts do not have any additional duties, obligations or liabilities and are not considered experts under the U.S. Securities Act of 1933.

The Audit Committee met 12 times during the 2006 fiscal year. This Committee:

•	appoints our independent registered public accounting firm, reviews the scope of the audit, approves the fees and regularly reviews the qualifications, independence and performance of the independent registered public accounting firm;

•	pre-approves all audit services proposed to be rendered by any accounting firm and all permitted non-audit services proposed to be rendered by our independent registered public accounting firm and the fees for such services;

•	meets to review and discuss our consolidated financial statements with management and our independent registered public accounting firm, including significant reporting issues and judgments made in connection with the preparation of our consolidated financial statements and the disclosures contained in our SEC filings, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	reviews and discusses with our independent registered public accounting firm the critical accounting policies applicable to us and our businesses, alternative accounting treatments under generally accepted accounting principles and other material written communications between our independent registered public accounting firm and management;

•	reviews our earnings press releases and other material financial information;

•	reviews budgeting and expense allocation processes applicable to our securities research group to ensure compliance with legal and regulatory requirements;

•	oversees the internal audit function, including participating in the appointment of the Head of our Corporate Audit Department, and considers the adequacy of our internal controls;

•	oversees management’s policies and processes for managing the major categories of risk affecting us, including operational, legal and reputation risk and management’s actions to assess and control such risks;

•	oversees our compliance function and the adequacy of our procedures for compliance with our policies, as well as with legal and regulatory requirements; and

•	monitors the receipt, retention and treatment of concerns relating to accounting, internal accounting controls and auditing matters reported by employees, shareholders and other interested parties.

The Finance Committee currently consists of four of our independent Directors and met nine times during the 2006 fiscal year. This Committee:

•	reviews, recommends and approves policies and procedures regarding financial commitments and investments;

 24 Merrill Lynch 2007 Proxy Statement

•	reviews and approves financial commitments, acquisitions, divestitures and proprietary investments in excess of certain specified dollar amounts;

•	reviews our financial and operating plan;

•	reviews our financing plan, including funding and liquidity policies and programs;

•	reviews our insurance programs;

•	oversees our balance sheet and capital management including categories of assets and liabilities and commitment levels and measures of capital adequacy;

•	reviews and recommends capital management policies related to our common stock, including dividend policy, repurchase programs and stock splits;

•	authorizes the issuance of preferred stock within limits set by the Board, declares and pays dividends on preferred stock and takes other related actions with respect to our preferred stock, including authorizing repurchase programs; and

•	reviews our policies and procedures for managing exposure to market and credit risk and, when appropriate, reviews significant risk exposures and trends in these categories of risk.

The Management Development and Compensation Committee (MDCC) consists of five of our independent Directors. Each of these Directors meets the criteria for independence set forth in the NYSE rules, the definition of “Non-Employee Director” set forth in Rule 16b-3 under the U.S. Securities and Exchange Act of 1934 and the definition of “outside director” set forth in the regulations promulgated under Section 162(m) of the Internal Revenue Code. The Committee met eight times during 2006. This Committee:

•	reviews management development and succession programs and policies, as well as all appointments of officers with the title Managing Partner and above (senior management), and reviews and recommends to the Board all appointments of executive management;

•	approves annual corporate goals and objectives for our Chairman and CEO and evaluates his performance against these goals;

•	approves salaries and annual performance-based compensation for the Chairman and CEO, other members of executive management and members of senior management including the Chief Financial Officer (CFO);

•	approves the aggregate dollar amounts of bonus compensation to be paid to employees and the proportion of such dollar amounts that will be paid in the form of stock compensation in lieu of cash;

•	administers stock and stock-based compensation plans, including approving stock bonus amounts for all employees and the terms and conditions of such awards;

•	reviews compensation programs, policies and accruals to align them with Merrill Lynch’s annual and long-term goals and the interests of its shareholders;

•	reviews performance evaluation and compensation policies, plans and processes applicable to research analysts within the securities research group to ensure compliance with legal and regulatory requirements;

•	reviews and approves changes to benefit plans that result in the issuance of stock or material changes to the benefits provided to employees;

•	has sole authority to retain consultants having special competence to assist the MDCC, including sole authority to approve any such consultant’s fee and other retention terms;

•	reviews the section of our Proxy Statement entitled “Compensation Discussion and Analysis,” discusses that section with members of management and recommends its inclusion in the Proxy Statement; and

Merrill Lynch 2007 Proxy Statement 25

•	discharges the responsibilities as described below under the caption “Compensation Processes and Procedures.”

Compensation Processes and Procedures.  The MDCC is responsible for approving the compensation paid to the CEO and all other members of executive and senior management, including the CFO. The compensation for the rest of our employees is the responsibility of management, with general oversight from the MDCC.

The MDCC approves annual financial, strategic and leadership performance objectives for the CEO. The CEO’s performance objectives include elements highlighted in the Company’s annual operating plan described below and many of the key objectives of the other members of the executive management team, including the named executive officers. During the course of the year, the MDCC reviews the performance of the executive management team against these objectives. This review serves as a basis upon which the MDCC determines the compensation of the CEO and our executive management team. The MDCC also reviews our performance against the performance of our competitors and against the agreed strategic priorities described below. As part of this process, the MDCC also reviews the quarterly bonus accruals made for performance-based compensation throughout the year and authorizes all awards under equity-based compensation plans.

Setting Annual Performance Objectives.  Prior to the beginning of each fiscal year, our executive management team develops an annual operating plan for achieving continued growth and the delivery of shareholder value. This plan covers the anticipated performance of our major operating businesses based on reasonable assumptions about market conditions and sets forth the strategic and financial goals for the coming year. This plan is developed by executive management and is subsequently presented to our Board of Directors for approval. The annual operating plan represents executive management’s best estimate of our expected performance based on its assessment of market conditions. The operating plan forms the basis of the CEO’s financial objectives to which are added agreed upon strategic and leadership objectives (that can be short term or span more than one year).

•	Financial Objectives. Specific financial performance objectives are established each year and can vary depending on which firm-wide financial objectives are considered most critical or in need of reinforcement. These objectives may be absolute - such as exceeding targeted objectives based on the operating plan or improving year-over-year performance in a specific measure – or relative – such as achieving objectives benchmarked against the performance of Merrill Lynch’s Peer Group, as defined under the heading “Executive Compensation – Compensation Discussion and Analysis” in this Proxy Statement.

•	Strategic Objectives. Strategic goals focus on penetrating new and existing market opportunities and serving existing clients while developing new client relationships. These goals incorporate specific criteria set for growth and business development that are part of the Company’s strategic priorities and three-to-five-year plans that are reviewed periodically with the Board as part of overarching strategic discussions.

•	Leadership Objectives. Leadership goals center on talent quality and development; recruiting and retention of key employees; diversity and inclusion; developing and differentiating Merrill Lynch’s brand worldwide; and developing depth in the leadership team across the globe.

The MDCC considers the proposed CEO objectives at its meetings held in January of each year and discusses the objectives with its compensation consultant and with the CEO. The MDCC then meets in private session, without management, to consider and approve the proposed CEO objectives which are subsequently reviewed with the full Board. At each of its meetings throughout the year, the MDCC reviews year-to-date accomplishments and progress against these objectives. At year end, the MDCC uses these objectives in assessing the annual performance of the CEO, the Executive Vice Presidents and the CFO. This assessment is the foundation of the MDCC’s annual determination of compensation that is described under the heading “Executive Compensation – Compensation Discussion and Analysis” in this Proxy Statement.

 26 Merrill Lynch 2007 Proxy Statement

MDCC Compensation Consultant.  Since 2003, the MDCC has engaged a consultant from Towers Perrin to provide independent advice to the Committee on executive compensation matters. The Towers Perrin consultant reports directly to the MDCC and attends most MDCC meetings, including private sessions relating to executive compensation. Towers Perrin only provides advice – all actions and decisions regarding the compensation of the named executive officers are made by the MDCC. Under an agreement with the MDCC, Towers Perrin’s consulting fees for the MDCC are based solely on hourly billings for assignments commissioned by the MDCC. During 2006, Towers Perrin provided discrete, routine consulting services to two of the Company’s business units, and the Company purchased certain generic compensation reports from Towers Perrin, unrelated to executive compensation. The Towers Perrin MDCC consultant and his team were not involved in providing any of these other products or services. Merrill Lynch has been advised by Towers Perrin that the fees for these matters represented less than one-tenth of one percent of its 2006 revenues. The MDCC has reviewed these limited services and determined that they do not affect Towers Perrin’s ability to provide independent advice to the MDCC on executive compensation matters.

The Nominating and Corporate Governance Committee consists of six of our independent Directors, each of whom meets the requirements for independence set forth in the NYSE rules. The Nominating and Corporate Governance Committee met eight times during the 2006 fiscal year. This Committee:

•	identifies and recommends potential candidates to serve on the Board and also considers Director nominees recommended by our shareholders, with a view toward maintaining a balance of experience and expertise among the Directors;

•	makes recommendations relating to the membership of Committees of the Board of Directors;

•	periodically reviews the compensation and benefits of our non-management Directors and recommends changes to our non-management Director compensation policy for consideration by the Board as appropriate;

•	develops and recommends guidelines and practices for effective corporate governance;

•	oversees our related-party transactions policy;

•	reviews our directors’ and officers’ insurance coverage; and

•	leads the Board of Directors in conducting its annual review of the Board’s performance.

The Public Policy and Responsibility Committee consists of four of our independent Directors and met three times during the 2006 fiscal year. This Committee oversees the Corporation’s activities as a socially responsible corporation in light of the economic, social, political and other developments around the world, including:

•	the public policy implications of our business operations;

•	our governmental and community relations; and

•	our philanthropic objectives and practices.

In assessing policies and activities, the Committee considers the interests of our stockholders, among others, and the ethical principles expected of a socially responsible corporation, including Client Focus, Respect for the Individual, Teamwork, Responsible Citizenship and Integrity.

Merrill Lynch 2007 Proxy Statement 27

Audit Committee Report

The Audit Committee is comprised of five independent Directors and operates under a written charter. The Audit Committee held 12 meetings in 2006. The meetings facilitated communication with senior management and employees, the internal auditors and Deloitte & Touche LLP (Deloitte & Touche), the Company’s independent registered public accounting firm. The Audit Committee held discussions with the internal auditors and Deloitte & Touche, both with and without management present, on the results of their audits and the overall quality of the Company’s financial reporting and internal controls.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm and is directly responsible for the oversight of the scope of its role and the determination of its compensation. The Audit Committee regularly evaluated the performance and independence of Deloitte & Touche and, in addition, reviewed and pre-approved all services provided by Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Entities) during 2006. The Audit Committee also has considered whether the provision of non-audit services by the Deloitte Entities is compatible with maintaining Deloitte & Touche’s independence.

As stated in its charter, the Audit Committee’s role is one of oversight. It is the responsibility of Merrill Lynch’s management to establish and maintain a system of internal control over financial reporting, to plan and conduct internal audits and to prepare consolidated financial statements in accordance with U.S. generally accepted accounting principles. It is the responsibility of Merrill Lynch’s independent registered public accounting firm to audit those financial statements and opine upon the effectiveness of the internal control over financial reporting as of each fiscal year end. The Audit Committee does not provide any expert or other special assurance as to the Company’s financial statements or any expert or professional certification as to the work of the Company’s independent registered public accounting firm.

In fulfilling its responsibilities, the Audit Committee has met and held discussions with management and Deloitte & Touche regarding the fair and complete presentation of Merrill Lynch’s financial results. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Audit Committee has met to review and discuss the annual audited and quarterly condensed consolidated financial statements for Merrill Lynch for the 2006 fiscal year (including the disclosures contained in the Company’s 2006 Annual Report on Form 10-K and its 2006 Quarterly Reports on Form 10-Q, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) with Merrill Lynch’s management and Deloitte & Touche. The Audit Committee also reviewed and discussed with management, the internal auditors and Deloitte & Touche, the reports required by Section 404 of the Sarbanes-Oxley Act of 2002, namely, management’s annual report on the Company’s internal control over financial reporting and Deloitte & Touche’s associated attestation reports.

The Audit Committee has discussed with Deloitte & Touche the matters required to be discussed by professional and regulatory requirements, including, but not limited to, Statement of Auditing Standards No. 61, as amended and adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received written disclosures and the letter from Deloitte & Touche as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as modified or supplemented, and has discussed with Deloitte & Touche its independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for Merrill Lynch as at and for the fiscal year ended December 29, 2006 be included in the Company’s 2006 Annual Report to Shareholders and incorporated by reference into the Company’s 2006 Annual Report on Form 10-K.

Audit Committee

David K. Newbigging, Chairman
Judith Mayhew Jonas
Joseph W. Prueher
Ann N. Reese
Charles O. Rossotti

 28 Merrill Lynch 2007 Proxy Statement

Pre-Approval of Services Provided by Our Independent
Registered Public Accounting Firm

Consistent with SEC rules regarding the independence of our registered public accounting firm, the Audit Committee has established a policy governing the provision of audit and non-audit services.

Pursuant to this policy, the Audit Committee annually considers and, if appropriate, approves the provision of audit services to the Company by the independent registered public accounting firm and by any other accounting firm proposed to be retained to provide audit services (e.g., in compliance with a foreign statute). The Audit Committee also considers and, if appropriate, pre-approves the provision of services by the independent registered public accounting firm that fit within the following categories of permitted audit, audit-related, tax and all other services within a specified dollar limit. The services that may be performed by the independent registered public accounting firm, with approval of the Audit Committee, are defined in the policy as follows:

•	Audit services include audit, review and attest services necessary in order to complete the audit and quarterly reviews of our financial statements, as well as services that generally only the independent registered public accounting firm can provide, such as comfort letters, statutory audits, consents and review of documents filed with the SEC.

•	Audit-Related services are assurance and related services provided by the independent registered public accounting firm that are reasonably related to the review of our financial statements and are not audit services.

•	Tax services include all services performed by the independent registered public accounting firm’s tax personnel except those services specifically related to the audit of our financial statements, and include tax compliance, tax advice and tax planning services.

•	All Other services are services not captured in the other three categories that are not prohibited services, as defined by the SEC, and that the Audit Committee believes will not impair the independence of the independent registered public accounting firm.

Any proposed engagement of our independent registered public accounting firm that does not fit within one of the pre-approved categories of service or is not within the established fee limits must be specifically pre-approved by the Audit Committee.

The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee in time-sensitive cases. The exercise of such authority must be reported to the Audit Committee at its next regularly scheduled meeting. The Audit Committee regularly reviews summary reports detailing all services, related fees and expenses provided to us by the independent registered public accounting firm.

Merrill Lynch 2007 Proxy Statement 29

Fees Paid to Our Independent Registered Public Accounting Firm

The following table presents aggregate fees billed for audits of our consolidated financial statements and fees billed for audit-related and non-audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for the fiscal years ended December 29, 2006 and December 31, 2005. In pre-approving 100% of the services generating fees in 2006 and 2005, the Audit Committee has not relied on the de minimis exception to the SEC’s pre-approval requirements applicable to the provision of audit-related, tax and all other services provided by the independent registered public accounting firm.

	2006	2005

Audit Fees (1)	$40,300,000	$38,800,000
Audit-Related Fees (2)	8,500,000	5,700,000
Tax Fees (3)	3,100,000	5,500,000
All Other Fees (4)	-	2,200,000

Total Fees	$51,900,000	$52,200,000

(1)	Audit Fees consisted of fees for the audits of the consolidated financial statements and reviews of the condensed consolidated financial statements filed with the SEC on Forms 10-K, 10-Q and 8-K as well as work generally only the independent registered public accounting firm can be reasonably expected to provide, such as comfort letters, statutory audits, consents and review of documents filed with the SEC. Audit fees also included fees for the audit opinion rendered regarding the effectiveness of internal control over financial reporting and the audit opinion related to management’s assessment of the effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees consisted principally of fees for employee benefit plan audits, accounting consultations and attest services relating to financial accounting and reporting standards, attest services pursuant to Statement of Auditing Standards No. 70, reports on internal controls of our processing systems, transaction services such as due diligence and accounting consultations related to acquisitions, reports in connection with agreed-upon procedures related to subsidiaries that deal in derivatives and in connection with data verification and agreed-upon procedures related to asset securitizations.

(3)	Tax Fees consisted of fees for all services performed by the independent registered public accounting firm’s tax personnel, except those services specifically related to the audit and review of the financial statements, and consisted principally of tax compliance (i.e., services rendered based upon facts already in existence or transactions that have already occurred to document, compute and obtain government approval for amounts to be included in tax filings), tax advisory and tax planning services. Tax compliance related fees accounted for $2,400,000 of the 2006 tax fees and $3,900,000 of the 2005 tax fees.

(4)	All Other Fees consisted principally of fees for advisory and management consulting services supporting improvements in customer service and customer relationship management and reporting, as well as project management for developing and implementing non-financial systems related to managing client accounts.

 30 Merrill Lynch 2007 Proxy Statement

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
Ownership by Our Directors and Executive Officers

We believe that share ownership by Directors, officers and employees helps to align their interests with the interests of shareholders. We also believe that this alignment has been an important factor in the long-term returns we have achieved for our shareholders.

The following table contains information about the beneficial ownership of our common stock by each of the Directors, the Chief Executive Officer and the named executive officers and by all Directors and named executive officers considered as a group. In addition, we have provided information about ownership of stock-linked instruments that provide economic exposure to our common stock but do not represent actual beneficial ownership of shares. This information is as of February 28, 2007, the record date.

Amount and Nature of Beneficial Ownership

		Total
		Beneficial	Common	Stock	Stock
Name	Position	Ownership (1)	Stock (2)	Options (3)	Units (4)
Armando M. Codina	Director	-	-	-	6,995
Virgis W. Colbert	Director	-	-	-	1,389
Jill K. Conway	Director	27,049	9,377	17,672	13,555
Alberto Cribiore	Director	43,333	35,000	8,333	14,647
Jeffrey N. Edwards	Chief Financial Officer	789,886	455,455	342,703	-
Ahmass L. Fakahany	Executive Vice President	937,197	612,200	338,474	-
John D. Finnegan	Director	3,554	-	3,554	7,215
Gregory J. Fleming	Executive Vice President	912,904	672,809	254,797	-
Dow Kim	Executive Vice President	794,042	794,042	20,828	-
Robert J. McCann	Executive Vice President	1,231,680	587,697	658,685	-
Judith Mayhew Jonas	Director	-	-	-	1,389
David K. Newbigging	Director	34,329	16,657	17,672	14,635
E. Stanley O’Neal	Director, Chairman and CEO (5)	3,214,358	1,363,774	1,884,889	-
Aulana L. Peters	Director	4,079	4,079	-	32,005
Joseph W. Prueher	Director	17,601	869	16,732	11,010
Ann N. Reese	Director	6,992	4,480	2,512	6,853
Charles O. Rossotti	Director	7,012	4,500	2,512	9,252
Directors and named executive officers as a group		8,024,018	4,560,941	3,569,363	118,951

(1)	This column presents the total shares of common stock that are beneficially owned or can be acquired within 60 days of the record date. No individual Director or named executive officer beneficially owns more than 1.0% of our outstanding common stock. The Directors and named executive officers as a group beneficially own approximately 0.91% of our outstanding common stock. None of our Directors or named executive officers has pledged any of our common stock as security.

(2)	Except as noted, the Directors and named executive officers have sole voting and investment power over the shares of common stock listed. Of the common stock held by Mrs. Peters, 3,412 shares are held in a trust for which she has shared voting and investment power.

(3)	This column includes 3,463,077 stock options held by the Directors and named executive officers that are exercisable as of the record date or within 60 days of the record date, and are, therefore, also included in the Total Beneficial Ownership column. The number of stock options exercisable as of the record date or within 60 days of the record date for the named individuals are as follows: Mrs. Conway 17,672; Mr. Cribiore 8,333; Mr. Edwards 334,431; Mr. Fakahany 324,997; Mr. Finnegan 3,554; Mr. Fleming 240,095; Mr. Kim 0; Mr. McCann 643,983; Mr. Newbigging 17,672; Mr. O’Neal 1,850,584; Admiral Prueher 16,732; Mrs. Reese 2,512; and Mr. Rossotti 2,512.

(4)	Stock units are linked to the value of our common stock and generally are paid in shares of common stock at the end of the applicable restricted or deferral period. None of the stock units are payable within 60 days of the record date.

(5)	Mr. O’Neal also serves as the President and Chief Operating Officer of the Company.

Merrill Lynch 2007 Proxy Statement 31

Owners of More than 5% of Our Common Stock

Except as described below, we know of no person or entity that beneficially owns more than 5% of our outstanding common stock.

	Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership		Class (1)

State Street Bank and Trust Company 225 Franklin Street, Boston, Massachusetts 02110
As trustee of the Merrill Lynch Employee Stock Ownership Plan (ESOP)	22,540,654	(2)	2.55%
As trustee of other Merrill Lynch employee benefit plans	30,508,305	(3)	3.46%
As trustee or discretionary advisor for certain unaffiliated accounts and collective investment funds	24,259,345	(4)	2.75%

AXA and certain related parties, including AXA Financial, Inc.
25, avenue Matignon, 75008 Paris, France	63,424,123	(5)	7.18%

(1)	Percentages are calculated based on the common stock and exchangeable securities outstanding as of February 28, 2007.

(2)	This information was provided by State Street Bank and Trust Company (State Street). As of December 31, 2006, there were 22,128,541 shares allocated to ESOP participants who have the right to direct the voting by State Street for those allocated shares. As of December 31, 2006, there were 412,113 shares beneficially owned by the ESOP but unallocated to participants. As provided by the terms of the ESOP, State Street is generally obligated to vote unallocated shares and any allocated shares for which it has not received voting instructions in the same proportion as allocated shares for which it has received voting instructions. As of February 28, 2007, the record date, there were 21,875,236 shares beneficially owned by the ESOP. Of this number, 21,662,285 shares were allocated to ESOP participants and 212,951 shares were unallocated to ESOP participants.

(3)	This information is as of December 31, 2006 and was provided by State Street. Under our employee benefit plans, participants have the right to direct the voting by State Street of shares of common stock. State Street is generally obligated to vote shares for which it has not received voting instructions in the same proportion as shares for which it has received voting instructions. On the record date, there were 28,190,763 shares beneficially owned by these employee benefit plans.

(4)	This information is as of December 31, 2006 and was obtained from a Schedule 13G filed with the SEC on February 14, 2007 by State Street. State Street has sole voting power and shared dispositive power over these shares.

(5)	Information concerning the amount and nature of the beneficial ownership of our common stock is as of December 31, 2006 and was obtained from a Schedule 13G filed with the SEC on February 13, 2007 by AXA and certain related parties, including AXA Financial, Inc.

The parent holding companies of AXA Financial, Inc. are:

(i)	AXA, a French financial holding company that owns a majority interest in AXA Financial, Inc. and that owns other AXA subsidiaries who may be deemed to be beneficial owners of our common stock; and

(ii)	a group of three French mutual insurance companies (the “Mutuelles AXA”) which, as a group, control AXA.

Each of AXA and the Mutuelles AXA may be deemed to have sole dispositive power over 63,404,268 shares of our common stock and shared dispositive power over 19,855 shares. They also may be deemed to have sole voting power over 40,289,549 shares and shared voting power over 6,686,465 shares.

The Schedule 13G indicates that 60,096,775 shares of our common stock may be deemed to be beneficially owned by AXA Financial, Inc. through its subsidiaries as follows:

(i)	AllianceBernstein L.P. may be deemed to have sole dispositive power over 59,690,972 shares of our common stock and shared dispositive power over 19,855 shares, in each case, acquired solely for investment purposes on behalf of client discretionary investment advisory accounts. AllianceBernstein L.P. also may be deemed to have sole voting power over 37,687,495 shares and shared voting power over 6,684,578 shares; and

(ii)	AXA Equitable Life Insurance Company may be deemed to have sole dispositive power over 385,948 shares solely for investment purposes. It also may be deemed to have acquired sole voting power over 152,450 shares.

 32 Merrill Lynch 2007 Proxy Statement

EXECUTIVE COMPENSATION

Management Development and Compensation Committee Report

The Management Development and Compensation Committee of the Merrill Lynch Board of Directors (MDCC) is comprised of five independent Directors and operates under a written charter. The MDCC held eight meetings in 2006. The MDCC met both with and without management present and the MDCC’s independent compensation consultant from Towers Perrin attended most of these meetings, including the private sessions.

In fulfilling its responsibilities, the MDCC reviewed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” (CD&A), as prepared by management of the Company, with management of the Company and the MDCC’s independent compensation consultant and provided comments on its content.

Based on the review and discussions described above, the MDCC recommended to the Board of Directors that the CD&A be included in the Proxy Statement for the Company’s 2007 Annual Meeting of Shareholders.

Management Development and Compensation Committee

Alberto Cribiore, Chairman
Armando M. Codina
Jill K. Conway
John D. Finnegan
Aulana L. Peters

Compensation Committee Interlocks and Insider Participation

None of the members of the MDCC has ever been an officer of Merrill Lynch or any of its subsidiaries and no “compensation committee interlocks” existed during the 2006 fiscal year.

Merrill Lynch 2007 Proxy Statement 33

Compensation Discussion and Analysis

Introduction

The securities industry is highly competitive in its pursuit of business opportunities and also in the recruitment and retention of top talent. This competition for talent reflects a fundamental characteristic that distinguishes securities-related businesses from other financial services activities. These companies strive to deliver incremental returns for their shareholders and clients that exceed those of the broader universe of financial firms - and the quality of intellectual capital available to them is a key ingredient for achieving superior returns.

Compensation expense is considered to be the most critical expense for the securities industry, much in the way expenditures for plant and equipment or research and development are critical for other industries. For Merrill Lynch and the other firms in our Peer Group (as defined below), compensation expense generally accounts for between 40% and 50% of net revenues. Compensation expense typically follows the increase or decrease in net revenues at a firm, reflecting the connection of incentive-based pay to the overall performance of the company.

Merrill Lynch operates in the most innovative and vibrant segments of the global financial services industry. Our employees - our human capital - are central to the value that Merrill Lynch creates for our clients and shareholders. This has always been the case, but there are also several recent factors and trends which increase the importance of, and demand and competition for, human capital in our industry.

Components of our business model, and why human capital is such an important component

Merrill Lynch’s business involves several different, but related, elements: the creation and delivery of customized solutions that enable our clients to achieve their financial and business goals; the management of complex financial risks; and the deployment of shareholder and client capital with the goal of achieving superior returns.

The primary ingredients for success in our business are people and capital. Our employees provide relationships, intellect, creativity and agility in the identification and execution of business opportunities - and capital, belonging to our clients and shareholders, is the raw material of the global markets in which we operate. Unlike some other industries where real estate, plant and machinery, or other tangible assets are more prominent factors of production, in our business it is primarily financial capital and human capital that create the value. And it is to the providers of that capital - clients, shareholders and employees - that the returns from our business performance accrue.

Decisions regarding the company’s aggregate compensation levels take account of the need to balance returns to the providers of human and financial capital. Our compensation structure provides the framework to reward our human capital - our employees - for their contribution to our success. The essential nature of their role in value creation is reflected in the industry’s compensation policies and levels, which tend to be highly incentive-driven and reflect generally high levels of compensation for many employees and, in particular, for key executives and producers. Similarly, return on total capital employed is a key management focus and the return expectations of our shareholders, though variable due to the cyclical nature of our industry, tend to be relatively high. Correspondingly, returns to shareholders in our industry generally are higher than in many others.

Just as we strive to deliver competitive returns on our financial capital, our compensation framework must also remain competitive to retain and develop talented employees to serve client and shareholder interests. In our industry, employee talents are relatively easily transferred from one employer to another, and there is continual competitive activity to recruit talented individuals with valuable experience.

Although there are some public companies with similar business models, mainly those within our Peer Group, some of the more comparable activities are conducted by private companies and partnerships, including private

 34 Merrill Lynch 2007 Proxy Statement

equity firms and hedge funds. These entities actively compete for talented financial services professionals, offering them highly attractive alternative compensation opportunities. There is also strong demand for senior financial services professionals to manage the portfolio companies owned by private equity firms.

Recent trends in the structure and operating model of the financial industry have intensified the competition for talented financial professionals.

The overall demand for experienced financial services professionals continues to grow as globalization has led to capital markets expansion and innovation in both developed and emerging markets. In particular the demand for scarce, specialist risk management, product development and trading skills has grown significantly as the importance of capital deployment in global markets and investment banking activities has increased. Global capital markets are expanding rapidly in sophistication, depth and diversity as financial services innovation is a priority for most developing economies. This growth in financial markets is a key ingredient in the successful development of the global economy and has led to increased demand for financial services professionals with global experience and capabilities.

New business models provide alternative, entrepreneurial opportunities for talented financial services professionals. Examples include the growth in hedge funds (there are now more than 9,000 hedge funds globally) and the development of independent financial advisors, both of which have benefited from technological innovation that has lowered entry costs and enabled the efficient outsourcing of costly back-office functions. With the emergence of these new business models, relationships between individuals are often as important as relationships between institutions. The range of options for individuals and select teams is sustaining growth in compensation levels and providing a new benchmark of entrepreneurial opportunity, often within private organizations, against which many employees calibrate their career and compensation choices.

Technological innovation has also led to reduced margins in several traditional elements of the financial services business so that increasingly, the success of our business is tied to employee-driven innovation in the deployment of capital to generate incremental returns for clients and shareholders.

The competitive environment influences the structure, as well as the absolute level, of compensation for key executives and producers.

In light of the factors outlined above, Merrill Lynch applies a compensation framework that emphasizes variable pay, uses substantial stock-based compensation to support alignment with stockholders and retention of employees and ensures that compensation opportunities are competitive in the markets in which we operate. Merrill Lynch has a long-standing practice of emphasizing stock as a substantial component of compensation for its key executives and producers. This practice promotes an alignment of interests between shareholders and employees and fosters an ownership culture, which increases employee focus on returns across the economic and business cycles. Stock-based compensation also provides a risk/reward profile comparable to the entrepreneurial opportunities available at private competitors, in that total rewards are driven in large measure by the ability to generate superior returns. We believe that our shareholders are also well served by the use of stock compensation because of the retention value inherent in the vesting period.

Compensation Rationale and Objectives

At the end of 2005, in support of a Board and management review of our strategic priorities over the next three to five years, we took a number of steps to increase emphasis on longer-term performance. As a result, we made several changes in the compensation structure for key senior executives, including the named executive officers:

•	We substantially increased the equity component of total annual compensation to 60% (one of the highest equity percentages in our Peer Group) and reduced the cash component accordingly, so that a higher

Merrill Lynch 2007 Proxy Statement 35

percentage of compensation is subject to vesting and potential forfeiture and dependent on future share prices.

•	We adopted guidelines requiring executive officers to retain 75% of the net after-tax value of their equity holdings on an annual basis.

•	We invited each executive officer to participate in the Managing Partner Incentive Program (MPP or MP program), a three-year performance-based program that is tied to the Company’s annual ROE performance in 2006, 2007 and 2008. Under the MPP, a portion of annual equity compensation is allocated to this performance-based program. These amounts may be reduced or completely forfeited if specified ROE goals are not met, and there is also upside opportunity if target goals are exceeded. The MPP created a strong partnership incentive by rewarding top executives equally for firm-wide team achievements regardless of individual pay levels. The MPP also has a strong retention element because it is subject to four-year cliff vesting and cannot be easily replicated or replaced by our competitors.

The key objectives of our approach to executive compensation are outlined below:

We Pay for Performance.  Our annual incentive compensation programs emphasize the variable component of compensation and compensate executives and key employees based on individual, business unit and Company-wide performance measured against pre-determined objectives. We believe this approach drives profitability and competitive advantage for the Company and for our shareholders. In determining compensation for our executives, we consider Company performance both on an absolute basis and relative to our Peer Group. We emphasize variable pay as the core of our compensation policy to provide a strong incentive to increase financial performance and enhance returns to shareholders. In addition, our industry is highly sensitive to market conditions and this approach enables us to control costs when revenues decline in down markets and to increase variable pay when revenues are growing in expanding markets. We also strive to remain disciplined in our approach to compensation; although overall compensation expense tends to increase with revenue growth, we have been able to reduce our ratio of compensation expense to net revenues for the last four years even as we repositioned our businesses and took advantage of opportunities for growth.

Our Compensation Programs Support Retention and Alignment with Shareholders.  We pay a significant portion of variable annual incentive compensation in the form of annual restricted share grants that contain restrictive covenants and vest incrementally over a four-year period. The equity component of annual compensation helps us retain our executives because it is subject to forfeiture if an executive leaves the Company prior to vesting for any reason other than retirement. Consequently, because a large portion of each executive’s annual bonus is not paid in the year it is earned, the cost of leaving the Company can be significant to both the executive and the competition. By emphasizing the stock component of annual pay, we encourage key employees to establish long-term careers with Merrill Lynch, which helps us recruit our leaders from inside the Company. Their experience and long-term perspective benefit us as we grow our businesses and take measured risks in complex financial markets. Over time, their wealth is increasingly concentrated in Merrill Lynch stock, which intensifies their focus on the long-term performance of the Company and ensures alignment with our shareholders because a significant portion of their net worth will increase or decrease with the Company’s stock price. In addition, our stock retention guidelines require executive officers to retain 75% of the net after-tax value of their equity holdings on an annual basis, and executive officers are not permitted to hedge their exposure to Merrill Lynch stock.

We Offer Compensation Opportunities that are Competitive in Our Industry.  We offer compensation opportunities that are comparable to those of our competitors so that we can attract, retain and motivate the executive officers and key employees who are essential to our success. With this in mind, we remain informed about competitive pay levels and take them into account as we determine compensation within our pay-for-performance philosophy. Our information is based on independently prepared compensation survey results conducted by compensation consultants and publicly-reported information for executive officers and key employees with similar responsibilities and experience at Peer Group companies. We focus primarily on

 36 Merrill Lynch 2007 Proxy Statement

aggregated and reported compensation information from The Bear Stearns Companies Inc., Citigroup Inc., The Goldman Sachs Group, Inc., J.P. Morgan Chase & Co., Lehman Brothers Holdings Inc. and Morgan Stanley (collectively, the Peer Group). The MDCC also uses the financial performance of the Peer Group to measure our relative performance in making year-end compensation decisions. We have used this Peer Group for compensation and performance comparisons for a number of years, as we believe that these firms have profit margins in key businesses and a business mix most similar to our own and compete directly for the same talent pool globally. This Peer Group also serves as a proxy for our other non-traditional competitors - such as hedge funds and private equity funds - who also compete for this talent pool but do not make compensation information publicly available.

Components of Executive Compensation

Annual Pay for Executive Officers.  The primary components of our annual pay to our executive officers are summarized in the following table.

Annual Pay for
Executive Officers	Description	Delivery	Comments

Base Salary	Base salary typically represents less than 3% of total compensation.	100% in cash, paid bi-weekly.	Executive salaries are based on job function and are typically reviewed annually.

Annual Incentive Compensation (Annual Bonus)	Performance-based incentive compensation that can vary significantly from year to year.
Paid in January for performance in the prior fiscal year.

Delivered in a combination of cash and equity-based grants with 60% of total compensation for executives delivered as equity.

For 2006, the equity portion was 100% restricted stock.
Variable, increasing or decreasing annually, based on individual, business unit and company-wide performance. Not formulaic; performance based.

Equity Portion of the Annual Bonus.  We pay a significant portion of annual incentive compensation for executive officers in the form of stock-based compensation. Under our current programs, 60% of combined salary and annual bonus for our executive officers is paid in equity. Restricted stock awards are delivered in lieu of cash bonus compensation and represent an integral part of the annual incentive compensation paid for performance in the prior fiscal year. As a result, restricted stock awards are not subject to further performance-based vesting requirements. These awards contain restrictive covenants against post-termination competition, use of confidential information and solicitation of employees and remain subject to forfeiture during the vesting period.

•	Vesting and Retirement Treatment. Restricted stock awards for executives vest in 25% increments over the four years following the year of grant. This is a change from our previous policy of four-year “cliff vesting,” in which 100% of the award vests in the fourth year following the grant. We made this change for the 2005 performance year for all employees who participate in our stock plans. At the same time, we introduced a new definition of retirement in our stock grants to make it more difficult for employees to retain grants when they leave the Company, even if they do not join a competitor. Grants made for the 2006 performance year permit executives and employees to retain grants upon retirement if, at the time they retire, their combined age and length of service with the Company equals a total of at least 60 and they do not join a competitor of Merrill Lynch or breach any other covenant in the grant during the vesting period. Under earlier grants, employees

Merrill Lynch 2007 Proxy Statement 37

could generally qualify for this treatment if their combined age and length of service equaled a total of at least 45, subject to similar non-compete and other covenant restrictions during the vesting period. As described under the heading “Tax Accounting and Regulatory Factors,” changes in accounting standards in 2006, combined with other business and competitive considerations, prompted us to undertake a comprehensive review of our stock-based incentive awards, including vesting schedules and retirement eligibility requirements, examining their impact to both the firm and its employees. These changes resulted from that review.

•	Conversion. The dollar value of the portion of annual incentive compensation to be paid as equity for the executive officers is converted into restricted shares based on the market price of our stock on the date that the MDCC approves the grants. In accordance with our written stock grant guidelines, the grant of year-end stock is made at a regular MDCC meeting in January following our release of annual earnings.

Deferred Compensation.  We offer certain highly paid employees the ability to defer receipt of up to 90% of their annual cash incentive payments or commission compensation. We do not match deferred amounts. All of the executive officers listed in the Summary Compensation Table were eligible to defer compensation in 2006, although none of them elected to do so. We believe that this program is important to provide our senior employees with flexibility in meeting their future income needs. The deferred compensation program is described in more detail in the Non-Qualified Deferred Compensation Table and related narrative disclosure.

 38 Merrill Lynch 2007 Proxy Statement

Long-Term Performance-Based Awards - Managing Partner Incentive Program (MPP). The details of the MPP are described in more detail below.

Program	Description	Delivery	Comments

Managing Partner Incentive Program
New performance-based program implemented in January 2006 creates “partnership” emphasis by rewarding key senior executives on an equal basis around specific firm- wide goals and initiatives regardless of individual pay levels.

Deepens linkage of incentives to long-term financial results with increased focus on firm- wide strategic performance goals.

Three-year plan to create incentive around and reward ROE improvement in 2006 through 2008.

For executive officers and select members of senior management.

Individual and Company both contribute to the program.

1/3 of the awards are converted to restricted stock each year based on achievement of ROE results for the immediately preceding year.

Converted restricted shares vest in January of 2010.

Target ROE levels were determined at the close of 2005 and were set to exceed 2005 actual ROE by increasing increments for each year of the program.

If annual ROE performs at target level, MP units will be converted at a 1 to1 ratio.

If annual ROE underperforms target, MP units will be converted at a ratio less than 1 to 1 or forfeited completely for failure to achieve a minimum ROE threshold.

If annual ROE outperforms target, MP units will be converted at a ratio in excess of 1 to 1 up to a maximum ratio of 2.5 to 1 for significant outperformance.

In addition, for the CEO and Executive Vice Presidents, failure to achieve at least 2005 baseline ROE for any performance year results in complete forfeiture of the company match for that year.

Link to longer term financial results with increased focus on “firm-wide” performance.  At the beginning of 2006, we granted MP participation units (MP units) representing three years’ participation in the MPP. The specific goal for the first performance-based program under the MPP is to increase our annual return on equity (ROE) for our 2006, 2007 and 2008 fiscal years over ROE for 2005.

•	Individual and Company Contributions. Participants and Merrill Lynch each contribute to the MPP. For the CEO and other executive officers (other than the CFO), the dollar amount of the equity portion of their annual bonus for each of 2005, 2006, and 2007 is reduced by $2 million, representing the executives’ individual contributions. The Company match is $.75 for each dollar contributed. For the CFO and other select members of senior management, the individual contribution is $666,667 for each of 2005, 2006 and 2007, and the Company match is $2.50 for each dollar contributed.

Merrill Lynch 2007 Proxy Statement 39

•	Conversion Ratios. After the end of each year in the period from 2006 through 2008, one-third of the total MP units are eligible for conversion into restricted shares based on pre-determined annual ROE hurdles. Despite conversion each year, shares are restricted and do not vest or release, and are subject to forfeiture upon termination of employment, until 2010. Target ROE levels were determined at the close of 2005 and were set so that the 2006 target would exceed 2005 actual ROE by a specified margin, and 2007 and 2008 targets would exceed the prior year target by additional increments. The minimum and maximum hurdles increase each year as well, consistent with the new annual targets. If our annual ROE is at or above the target ROE for the year, the conversion ratio is 1 to 1 or better and increases with incremental ROE improvement to a maximum ratio of 2.5 to 1 for significant out-performance, whereas ROE below this target will result in a conversion ratio of less than 1 to 1, declining with incremental underperformance and resulting in the complete forfeiture of the MP units for failure to achieve a minimum ROE threshold. In addition, for the named executive officers other than the CFO, failure to achieve at least 2005 baseline ROE for any performance year results in the complete forfeiture of the Company match for that year.

•	MP Units. MP units pay dividend equivalents quarterly, equal to dividends payable on Merrill Lynch common stock, prior to their conversion to restricted shares based on ROE performance as described above. One-third of the awards are converted to restricted stock or forfeited each year based on achievement of ROE results for the immediately preceding year. Converted restricted shares will vest in January 2010 and remain subject to forfeiture until that date. Under the MPP, retirement-eligible executives who leave the Company retain restricted shares that have already converted, subject to compliance with the covenants in the grants for the remaining vesting period, but MP units that have not converted do not get retirement treatment and are forfeited.

•	2006 ROE. The MDCC retains discretion, in consultation with management, to make appropriate adjustments to the determination of ROE to emphasize operating performance. For the 2006 performance year, the MDCC reviewed the impact on ROE of two non-recurring items - the one-time net gain arising from the closing of the merger of Merrill Lynch Investment Managers (MLIM), our asset management business, with BlackRock, Inc. (Black Rock) and the one-time non-cash compensation costs recorded in the first quarter of 2006 in connection with our adoption of FAS 123R. The MDCC concluded that while the impact of these two events essentially offset each other from a financial point of view, it was appropriate to adjust GAAP ROE to eliminate the effect of both these events to reflect operating performance. This adjustment did not affect the ratio at which the MP units converted in early 2007.

Based on operating ROE performance in 2006, which exceeded 2005 ROE by 5.6 percentage points, the 2006 target level was exceeded and one-third of the MP units converted at the plan maximum ratio of 2.5 to 1 in January 2007. Within the partnership plan and concept, this performance resulted in the delivery of an equal award of 121,363 restricted shares to each of Mr. O’Neal, Mr. Kim, Mr. Fleming, Mr. Fakahany and Mr. McCann and 84,663 restricted shares to Mr. Edwards and other select members of senior management. All such restricted shares are subject to vesting requirements until January 2010, and their value at vesting will depend on our stock price at that time.

The Company’s future ROE performance is inherently uncertain and can be significantly affected by market conditions, tax rates, asset turnover and other factors. Assuming market conditions in 2007 and 2008 continue to be as favorable as those in 2006, and assuming the Company continues to successfully execute on its operating plan, it is likely that target ROE will be met or exceeded and possible that the plan will pay out at or near the maximum level in each year.

•	Future Performance-Based Programs. Management and the MDCC are continuing to explore approaches to providing incentives for long-term objectives through performance-based programs to follow the first MPP.

 40 Merrill Lynch 2007 Proxy Statement

Executive Officer Benefits.  We have summarized the benefits provided to the CEO and/or executive officers in the following table. These benefits are periodically reviewed with the MDCC.

Executive Officer Benefits	Description	Delivery	Comments

Cars	Company cars and trained security drivers for business and personal use.	Provided to CEO and his family and to other executive officers for personal security (consistent with a third-party security study) and to maximize use of their time. Consistent with industry practice.	Executives reimburse the Company, based on IRS guidelines, for car costs. Drivers are employees of the Company.

Aircraft	Personal use of Company aircraft.	Pursuant to a security study, CEO is required to use company aircraft for all personal travel. Executive officer use is permitted, subject to availability.	Incremental cost to the Company is disclosed in the Summary Compensation Table. Income is imputed to executives under IRS guidelines. Executives are not reimbursed for taxes on imputed income.

Supplemental Annuity	Executive Annuity contract provides for annual payments following retirement.	CEO.	Not payable if the CEO retires without Board approval or engages in competition following retirement.

Broad-based Benefits	Defined contribution, 401(k) retirement plans, health, dental, life, disability, travel insurance, Employee Stock Purchase Plan, etc.	All employees.	Employee contributions for health and dental are higher for more highly compensated employees.

Employment Agreements.  We do not have any employment agreements with our executive officers or any agreements to provide severance protection to any executive officer absent a change in control of the Company. Accordingly, if the CEO or any executive officer terminates his or her employment for any reason and there has not been a change in control of the Company, any severance payments or other benefits would be at the discretion of the MDCC.

Restrictive Covenant Agreements.  We have entered into Restrictive Covenant Agreements with all of our executive officers and select members of senior management. These agreements require six months notice to the Company prior to termination and limit the ability of executive officers to compete with us or to solicit or hire our employees if they leave the Company.

Change in Control Severance Agreements.  We have agreements with seven executive officers that provide for severance payments in certain circumstances after a change in control. Under these “double-trigger” agreements, we will be required to make severance payments if: (1) there is a change in control and (2) the executive officer is terminated other than for “cause” or resigns for “good reason.” In 2005, we re-examined the

Merrill Lynch 2007 Proxy Statement 41

need for these agreements and eliminated them for 26 other members of our senior management. We continue to believe that, for our executive officers, these agreements provide desirable incentives for them to remain with us through any period of transition and uncertainty in connection with a change in control. Separately, under our equity plans, all participants, including our executive officers, will receive cash payments for their stock if, following a change in control, they are terminated other than for “cause” or resign for “good reason.” For a description of these agreements see “Potential Payments Upon Termination or Change in Control” in this Proxy Statement.

Tax, Accounting and Regulatory Factors

Adoption of FAS 123R.  In the first quarter of 2006, we adopted the provisions of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, a revision of FAS No. 123 (FAS 123R). Previously, we had recognized expense for stock-based compensation over the vesting period stipulated in the grant for all employees, including those who had satisfied retirement eligibility criteria but remained subject to a restriction on competition that applied from the date of retirement through the end of each applicable vesting period. When we adopted FAS 123R, we were required to immediately recognize 100% of the expense related to grants of stock-based compensation for the 2005 performance year to retirement-eligible employees, including Mr. O’Neal, Mr. Edwards, Mr. Fakahany and Mr. McCann. In addition, we began accruing the expense of stock-based compensation for retirement-eligible employees over the 2006 performance year. In other words, in 2006, we accrued the expected value of stock-based compensation for stock grants to be made in January 2007 to retirement-eligible employees, including Mr. O’Neal, Mr. Edwards, Mr. Fakahany and Mr. McCann. We are not permitted, however, to accrue a similar expense for employees who are not retirement-eligible, including Mr. Kim and Mr. Fleming. Expense for stock grants to those employees is recognized over the vesting period.

The adoption of FAS 123R, combined with other business and competitive considerations, prompted us to undertake a comprehensive review of our stock-based incentive awards — including vesting schedules and retirement eligibility requirements — and their impact on the firm and its employees. Upon the completion of this review, the MDCC determined that, to increase retention of high quality personnel, future stock grants should contain more stringent age and length of service requirements for employees to be eligible to retire from Merrill Lynch while their stock grants continue to vest, subject to compliance with the strict non-compete provisions. To facilitate the transition to the more stringent future requirements, the terms of most outstanding stock awards previously granted to our employees, including Mr. Kim and Mr. Fleming, were modified, effective March 31, 2006, to permit them to be immediately eligible for retirement with respect to those earlier awards. Although we modified the retirement-related provisions of the previous stock awards, the vesting and non-compete provisions otherwise remain in force. We recorded one-time compensation expense in the first quarter of 2006 relating to this modification.

As required by transition guidance relating to FAS 123R, compensation expenses for stock grants made prior to 2006 to employees who had been retirement-eligible prior to 2006 continue to be recognized over the applicable vesting periods. All of the named executive officers were retirement-eligible with respect to some pre-2006 grants, so we recorded compensation expense with respect to a portion of such earlier grants in 2006.

Impact of Accounting Treatment on Disclosure of Stock-Based Compensation.  As a result of the adoption of FAS 123R and the modifications to retirement eligibility described above, the Summary Compensation Table includes the expense for multiple performance years. Under SEC rules adopted in December 2006, we are now required to include, in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table, all amounts recognized in our 2006 financial statements with respect to outstanding stock-based awards. These amounts are also included in the “Total” column in the Summary Compensation Table. For executive officers eligible for retirement under the terms of awards for the 2006 performance year, including Mr. O’Neal, Mr. Edwards, Mr. Fakahany and Mr. McCann, we recognized expense in 2006 for the following: (1) the full value of the stock award for the 2006 performance year; (2) the full value of the stock award granted for the 2005

 42 Merrill Lynch 2007 Proxy Statement

performance year; and (3) portions of awards for performance years prior to 2005. For Mr. Kim and Mr. Fleming, who are not career retirement eligible for awards for the 2006 performance year, we did not accrue any expense in 2006 for the awards for the 2006 performance year but recognized the full value of the award for the 2005 performance year and portions of awards for prior performance years. With the exception of amounts accrued for grants made for the 2006 performance year, all of these amounts already were disclosed as compensation for the relevant performance year in past proxy statements (for those executives required to be included in those proxy statements). See “Summary Compensation Table,” footnote 2, in this Proxy Statement.

Internal Revenue Code Section 162(m).  We try to maximize the amount of compensation that is deductible for tax purposes under Section 162(m) of the Internal Revenue Code and related regulations. We use a shareholder-approved formula to determine the maximum amount of cash bonuses and restricted stock that we are able to pay to any of our executives. Amounts paid under this formula qualify as deductible compensation expense under Internal Revenue Code Section 162(m). This formula imposes a limit of 1% of our pre-tax profit on amounts paid to each executive. Under the formula, the MDCC has “negative discretion” to pay amounts that are less than, but not more than, the formula amounts. Options are considered to be performance-based compensation under Section 162(m) and are not subject to the limit. Each year, the MDCC, after a presentation from the Chief Financial Officer, certifies that the compensation to be awarded for the prior fiscal year complies with the performance goal formula approved by shareholders. In practice, the formula operates as a cap on annual incentive compensation paid in cash or restricted stock, and the MDCC generally exercises negative discretion to pay amounts that are significantly lower than the formula amounts. The formula yielded a maximum of $104.2 million for 2006.

Determination of Annual Compensation

In accordance with its Board-approved charter, the MDCC developed its 2006 annual compensation determinations with two primary objectives in mind - to reward tangible results measured against pre-established performance objectives and to ensure that compensation for our executives is competitive within our industry. As described in “Corporate Governance - Board Committees - The Management Development and Compensation Committee - Setting Annual Performance Objectives” in this Proxy Statement, at the beginning of the year, management, in a dialogue with the MDCC, set a series of specified financial, strategic and leadership goals for the Company and individual business units. These objectives were shared with the full Board after formal approval by the MDCC. Over the course of the year, management provided the MDCC with regular updates on the progress of performance against these objectives.

At meetings in December 2006 and January 2007, the MDCC reviewed the 2006 results for the Company, compared those results with reported results in the Peer Group, and conducted a final review of CEO performance against financial and strategic objectives for 2006. Separately, the CEO provided the Committee with a detailed review of the performance of each Executive Vice President and the CFO and made a 2006 total compensation recommendation for each of them. Finally, the Committee considered information on Peer Group total compensation levels, developed by management and Towers Perrin from independent survey data and public filings. On the basis of this information, the MDCC made its 2006 annual pay decisions at a private session on January 10, 2007, as more fully described below.

Financial Review

The Committee evaluated preliminary final 2006 financial results on a GAAP and operating basis (excluding the one-time net gain arising from the closing of the merger between MLIM and BlackRock in the third quarter and the one-time non-cash compensation costs recorded in the first quarter related to the adoption of FAS 123R). The Committee focused in particular on growth in net revenues, after-tax earnings, earnings per share and ROE. The Committee noted that, on an operating basis, our ratio of compensation to Net Revenues declined by 1.6 percentage points year over year, so that earnings grew at a faster rate than our compensation pools (a

Merrill Lynch 2007 Proxy Statement 43

26% increase in Net Revenues drove a 49% increase in Earnings Per Share (EPS)). The Committee also took note of the nearly 38% total shareholder return for the year.

The Committee also considered our results in light of Peer Group performance and concluded that our 2006 results placed us near the top of the Peer Group based on these measures. The Committee noted that the growth trajectory for Revenue, After-Tax Earnings, EPS and ROE trended sharply upward this year in comparison to most of the Peer Group, and that this improvement was impacted significantly by strong results in many of the key growth areas first identified by management in early 2004 and vigorously pursued over the past two years.

Performance Against Objectives

The Committee considered performance against the CEO objectives determined at the beginning of the year and noted that all financial targets were met or exceeded and all strategic and leadership objectives were met with distinction. This review included consideration of numerous objectives but focused in particular on the following achievements:

Financial Objectives

•	Year over year Net Revenues increased by 26% to $32.7 billion (on an operating basis), significantly exceeding targeted growth;

•	Pre-tax earnings growth of 44% (on an operating basis), a growth rate near the top of the Peer Group, with a year-over-year improvement in the Company’s share of overall Peer Group Pre-Tax Profit; and

•	Return on Equity of 21.6% (on an operating basis) for 2006 - an increase of 5.6 percentage points, nearly twice the Peer Group median increase.

In its discussion of ROE performance, the MDCC focused on the importance of this measure, which had been identified as a high priority for the CEO and the members of executive management. They noted that the improvement had been driven substantially by the achievement of record earnings of $7.6 billion (on an operating basis), which represented a 48% increase over the previous year’s record. The Committee also noted that these record results reflected solid execution around several specific growth imperatives outlined to the Board over the past three years.

Strategic Objectives

•	Achieved and exceeded revenue, profitability and growth objectives for key areas of our Global Markets and Investment Banking segment (GMI), including Fixed Income, Equities, Commodities and Private Equity;

•	Achieved US growth targets in Global Private Client (GPC), a division of our Global Wealth Management segment (GWM);

•	Successfully repositioned the asset management business for strategic growth; executed the merger of MLIM with BlackRock, retaining a 49.8% stake in the new BlackRock and positioning the business for future growth with a new business model;

•	Enhanced oversight of the balance sheet by the Finance Committee of the Board;

•	Implemented a new capital management framework and increased balance sheet efficiency and discipline; and

•	Strengthened the Merrill Lynch brand in the European region with broad business growth.

 44 Merrill Lynch 2007 Proxy Statement

Leadership Objectives

•	Continued commitment to leadership development and a performance-based company culture, including rolling out our leadership model to the next level of the organization;

•	Successfully restructured leadership within GMI and the Pacific Rim, with minimal disruption;

•	Added top talent across the firm in specialized areas; and

•	Achieved measurable progress on diversity goals - leading to increased external recognition of Merrill Lynch as a preferred employer for diverse candidates.

Executive Officer Review

As mentioned above, the CEO reviewed with Committee members the achievements of the individual members of executive management. For the heads of individual business units such as GMI and GWM, this review focused on the relative contribution of each of those business units to our overall 2006 results that are discussed above. The review also detailed each executive’s contribution to Company-wide performance and the leadership of the Company detailed above, as well as each executive’s individual leadership achievements. In determining compensation for the Executive Vice Presidents and the CFO, the Committee evaluated the CEO’s recommendations and differentiated compensation amounts based on contributions of each individual, his or her role in the organization, the contribution of his or her business unit or area, and competitive pay data discussed below.

Use of Competitive Data

The MDCC then reviewed 2005 actual and 2006 projected total compensation amounts for Chief Executive Officers and other members of executive management in the Peer Group for comparison purposes and to refine its analysis. The Committee uses this information as one reference point to ensure that compensation opportunities are comparable with those in the Peer Group.

2006 Compensation Determinations

Following consideration in private session of the factors mentioned above, the Committee determined 2006 compensation for the CEO, the CFO and the four other most highly compensated executive officers as specified in the 2006 Annual Executive Compensation table set forth below. In each case, the annual incentive compensation was separated into cash and stock components so that the stock portion would represent 60% of total annual compensation (before deduction of the individual MPP contributions). The stock portion of each executive’s annual incentive compensation was delivered 100% in restricted stock except that the specified amount of the stock bonus amount was retained by the Company as the executive’s individual contribution to the partial funding of his three-year participation in the MPP, payment of which, as described earlier, is contingent on ROE performance in 2006, 2007 and 2008.

The number of restricted shares granted as the stock portion of annual incentive compensation was related directly to the dollar value of the award and was converted based on a market valuation with no discount. The number of restricted shares granted was calculated by dividing the dollar amount of the award by $95.825, the fair market value (the average of the high and low) of a share of Merrill Lynch common stock on January 22, 2007, the grant date.

Merrill Lynch 2007 Proxy Statement 45

Summary

The following table sets forth the annual compensation approved by the MDCC for performance in fiscal year 2006, based on the methodology described above.

2006 ANNUAL EXECUTIVE COMPENSATION

				Managing
				Partner
				Incentive
Executive	Salary	Cash Bonus	Stock Grant	Program (1)	Total

E. Stanley O’Neal	$700,000	$18,500,000	$26,800,000	$2,000,000	$48,000,000
Jeffrey N. Edwards	270,833	5,625,000	8,183,333	666,667	14,745,833
Dow Kim	350,000	14,450,000	20,200,000	2,000,000	37,000,000
Gregory J. Fleming	350,000	13,250,000	18,400,000	2,000,000	34,000,000
Ahmass L. Fakahany	350,000	11,650,000	16,000,000	2,000,000	30,000,000
Robert J. McCann	350,000	8,850,000	11,800,000	2,000,000	23,000,000

(1)	Represents the portion of the executive’s 2006 stock bonus retained by the Company as a contribution to three-year participation in the MPP.

The stock grant amounts shown above represent the dollar value of the portion of 2006 annual incentive compensation delivered as restricted stock. These amounts are different from the amounts included in the Summary Compensation Table under “Stock Awards,” which are calculated as required by the SEC disclosure rules and represent expense related to awards for multiple performance years (including the expense for the full fair value of awards for two performance years for Mr. O’Neal, Mr. Edwards, Mr. Fakahany and Mr. McCann). See the disclosure in “Tax, Accounting and Regulatory Factors” and the “Summary Compensation Table,” footnote 2, in this Proxy Statement for more information.

 46 Merrill Lynch 2007 Proxy Statement

SUMMARY COMPENSATION TABLE

						Change in		Total
				Stock Awards	Option Awards	Pension Value		(includes
				(includes	(represents	and Nonqualified		amortization of
				amortization of	amortization of	Deferred	All Other	prior year stock
Name and Principal				prior year stock	prior year option	Compensation	Compens-	and option
Position	Year	Salary	Bonus (1)	awards) (2)	awards) (3)	Earnings (4)(5)	ation (6)	awards)

E. Stanley O’Neal Chief Executive Officer	2006	$700,000	$18,500,000	$66,780,100	$3,070,531	$1,949,455	$375,298	$91,375,384
Jeffrey N. Edwards Chief Financial Officer	2006	270,833	5,625,000	21,974,472	366,577	-	14,719	28,251,601
Dow Kim Executive Vice President	2006	350,000	14,450,000	24,584,183	760,182	60,759	65,203	40,270,327
Gregory J. Fleming Executive Vice President	2006	350,000	13,250,000	19,526,191	471,682	165,375	119,875	33,883,123
Ahmass L. Fakahany Executive Vice President	2006	350,000	11,650,000	38,190,936	560,378	-	102,834	50,854,147
Robert J. McCann Executive Vice President	2006	350,000	8,850,000	31,716,357	513,398	955,489	155,817	42,541,061

(1)	These annual cash bonus amounts were paid in January 2007 for performance in 2006. We also accrued these amounts for financial reporting purposes in 2006.

(2)	As required by SEC rules adopted in December 2006, this column includes amounts recognized as an expense in our 2006 financial statements related to all stock awards. Specifically, this column includes: (i) the full grant date fair value of restricted stock granted in 2006 for performance in 2005; (ii) the full grant date fair value of 2007 awards for performance in 2006 for retirement-eligible employees (Messrs. O’Neal, Edwards, Fakahany and McCann); (iii) expense related to awards made prior to 2006 to retirement-eligible employees, which continue to be expensed over the service period; and (iv) expense related to MPP awards. This column does not include any amount related to 2007 awards for performance in 2006 for Messrs. Kim and Fleming, who are not retirement-eligible. Because the amounts in this column were materially affected by accounting factors, you should refer to “Compensation Discussion and Analysis – Tax, Accounting and Regulatory Factors” in this Proxy Statement and the following table. You should also consider the 2006 Annual Executive Compensation Table on the previous page.

The following table details amounts recognized as an expense relating to stock awards in our 2006 financial statements. Restricted stock awards granted in 2003 to 2006 were previously disclosed as compensation in past proxy statements for those of our current named executive officers who were named executive officers in those proxy statements. New SEC rules require us to disclose these amounts again now because they were expensed in 2006. These amounts are also included in the Total column above.

	Stock Award Grant Year
Name	2003 (a)	2004 (b)	2005 (b)	2006 (b)	2007 (c)	Total

Mr. O’Neal	$1,201,451	$2,777,728	$7,853,251	$28,147,621	$26,800,049	$66,780,100
Mr. Edwards	408,337	660,116	960,691	11,761,969	8,183,359	21,974,472
Mr. Kim	691,032	1,686,468	2,759,926	19,446,757	-	24,584,183
Mr. Fleming	353,374	1,190,446	2,132,671	15,849,700	-	19,526,191
Mr. Fakahany	588,951	1,091,245	1,881,778	18,628,870	16,000,092	38,190,936
Mr. McCann	-	1,190,446	1,881,778	16,844,051	11,800,082	31,716,357

(a)	The amount for Mr. O’Neal was reflected in full in our 2003 proxy statement under the “Restricted Securities” column in the Summary Compensation Table. The other executives were not required to be included in the Summary Compensation Table in that year.

(b)	For all executives other than Mr. Edwards, (i) amounts relating to restricted stock awards were reflected in full in our 2004, 2005 and 2006 proxy statements, respectively, under the “Restricted Securities” column in the Summary Compensation Table, and (ii) MP Units granted at the beginning of 2006 were described in the 2006 proxy statement. Mr. Edwards’ compensation was not required to be disclosed in the Summary Compensation Table in those years. Mr. O’Neal’s annual incentive bonus paid in 2005 for 2004 performance was delivered entirely in restricted stock.

(c)	Our 2006 consolidated financial statements include accrued expense for the estimated value of 2007 stock awards to all retirement-eligible employees for 2006 performance. For purposes of these tables, we have included the FAS 123R grant date fair value of the actual grants awarded to retirement-eligible named executive officers.

Merrill Lynch 2007 Proxy Statement 47

Restricted shares convey to the holder the rights of a shareholder, including the right to vote and receive dividends, but are subject to forfeiture and may not be sold or transferred during the applicable vesting period. Restricted shares granted for 2006 vest in four annual installments of 25% on January 31 in the years 2008 to 2011. Please see footnote 14 to the consolidated financial statements included in our 2006 Annual Report for an explanation of the assumptions used in the FAS 123R valuation.

(3)	The following table details amounts recognized as expense relating to stock option awards in our 2006 financial statements. We have not granted any options as compensation for executive officers since January 2004 for performance in 2003. These amounts relate to grants of options that were previously disclosed as compensation in past proxy statements for those of our current named executive officers who were named executive officers in those proxy statements. New SEC rules require us to disclose these amounts this year because they have been recognized as expense for financial reporting purposes in 2006. These amounts are also included in the Total column.

	Stock Option Grant Year
Name	2001 (a)	2003 (b)	2004 (b)	Total

Mr. O’Neal	$1,787,893	$580,309	$702,329	$3,070,531
Mr. Edwards	-	197,225	169,352	366,577
Mr. Kim	-	333,767	426,415	760,182
Mr. Fleming	-	170,683	300,998	471,682
Mr. Fakahany	-	284,464	275,914	560,378
Mr. McCann	-	212,400	300,998	513,398

(a)	The amount shown for Mr. O’Neal in 2001 reflects the recognition in 2006 of the last 20% of the expense of an option grant he received in connection with his appointment in 2001 as President and Chief Operating Officer of Merrill Lynch. These options were reflected in full in our 2002 proxy statement under the “Securities Underlying Options” column in the Summary Compensation Table and the value of these grants was reflected in the “Stock Option Grants Made in Last Fiscal Year” table.

(b)	For all of the executives except Mr. Edwards, these options were reflected in full in our 2004 and 2005 proxy statements, respectively, under the “Securities Underlying Options” column in the Summary Compensation Table and the value of these grants was reflected in the “Stock Option Grants Made in Last Fiscal Year” table. Mr. Edwards’ compensation was not required to be disclosed in the Summary Compensation Table in those years.

Please see footnote 14 to the consolidated financial statements included in our 2006 Annual Report for an explanation of the assumptions used in the FAS 123R valuation.

(4)	This column shows the increase in the value of deferred compensation accounts benchmarked to private equity funds under Merrill Lynch’s voluntary deferred compensation plans of $717,030 for Mr. O’Neal, $60,759 for Mr. Kim, $165,375 for Mr. Fleming and $955,489 for Mr. McCann. The amounts shown reflect the increase, if any, in the value of the executives’ accounts at December 29, 2006 over the value of the executives’ accounts at December 30, 2005 and include any distributions made during the 2006 fiscal year. The amounts are benchmarked to private equity funds that experienced rates of return based on the performance of their underlying investments in 2006. We have provided notional leverage (up to 200% of the participant’s investment) with respect to these investments and hold the investments directly to hedge our promise to pay the return. For details of this program, see the “Non-Qualified Deferred Compensation” table in this Proxy Statement.

(5)	For Mr. O’Neal this column also includes $1,232,281, which is the increase from September 30, 2005 to September 30, 2006 in the actuarially determined present value of the future annuity payments due to Mr. O’Neal at retirement under the terms of his Executive Annuity Agreement described below. The assumptions used in determining the present value of these future payments under the Executive Annuity Agreement are as follows: (a) the present value of the accrued benefit as of September 30, 2005 is based on a discount rate of 5.25%; (b) the present value of the accrued benefit as of September 30, 2006 is based on a discount rate of 5.50%; (c) both values use assumed life expectancy based on RP-2000 mortality tables with white collar adjustment projected to 2012; (d) both values assume the annuity is paid as a 100% joint and survivor annuity commencing at age 55; and (e) both values reflect an offset of Mr. O’Neal’s assumed social security benefit and retirement and annuity payments under Merrill Lynch retirement plans as required under the Executive Annuity Agreement. These assumptions are the same as those used in footnote 13 to the consolidated financial statements included in our 2006 Annual Report except that, as required by SEC rules, we assumed a retirement age of 55 rather than 65 and there is no assumption for mortality or other termination of employment before his assumed retirement date.

 48 Merrill Lynch 2007 Proxy Statement

In 1988, we terminated our broad-based defined benefit plan. In order to pay vested benefits, we purchased a group annuity contract under which certain named executive officers have balances. For Mr. O’Neal, the value of this benefit increased by $144 in 2006, which is included in the column. The value of this benefit decreased in 2006 by $44, $56, and $1,134 for Messrs. Edwards, Fakahany, and McCann, respectively. The amounts shown are changes in present values of accrued benefits from September 30, 2005 to September 30, 2006 assuming different probabilities of optional forms of payment (10% as a single life annuity, 45% as a 50% joint and survivor annuity and 45% as a 100% joint and survivor annuity), payment commencement at age 65 and life expectancy based on RP-2000 mortality tables with white collar adjustment projected to 2018. These amounts also assume a discount rate of 5.25% as of September 30, 2005 and 5.50% as of September 30, 2006. These assumptions are the same as those used in footnote 13 to the consolidated financial statements included in our 2006 Annual Report except that, as required by the SEC, there is no assumption for mortality or other termination of employment before assumed retirement.

(6)	The All Other Compensation column includes: (a) perquisites and other personal benefits; (b) life insurance premiums paid by the Company; and (c) contributions made by the Company under our 401(k) Savings and Investment Plan and our broad-based defined contribution retirement plan as detailed below:

(a)	We provide cars and trained security drivers to the CEO and his family and other executive officers, with the exception of Mr. Edwards. We require the CEO to use Company-provided aircraft for all air travel. We also permit members of senior management to use our aircraft for personal travel when they are not needed for business purposes. We provide these benefits for personal security, consistent with a study conducted by a third-party security consultant, and to maximize use of our executives’ time. The MDCC has reviewed these perquisites and believes that they are consistent with industry practice and that these security and efficiency objectives justify the associated costs.

The cars are used for commuting as well as for business and personal travel. The costs associated with the cars are reimbursed by the executives in an amount determined under Internal Revenue Service guidelines. Amounts in the table represent the cost, if any, of providing the cars net of this reimbursement and the portion of the drivers’ time allocable to personal use, which we have determined is approximately 25% for the executives’ drivers and 100% for the driver assigned to the CEO’s family.

In calculating the incremental cost of the use of Company aircraft the following expenses are included:

•	The fuel rate multiplied by the number of flight hours.

•	Pilot expenses related directly to the personal flight - hotels, meals, transportation to and from the airport, commercial flights (crew related expenses).

•	Aircraft expenses related directly to the personal flight - cleaning, catering, beverage requests, landing fees, hangar, ramp fee, customs, de-icing, flight phone, flight planning, international planning and ground handling charges.

We have long-term contracts for use of fractional aircraft, primarily for business travel. When the use of fractional aircraft is more economical or efficient, the Company may supply fractional aircraft for personal use instead of using Company aircraft. In those cases, the incremental cost is the contracted per-hour fractional cost, plus any fuel surcharges, additional catering or landing fees, taxes and segment fees.

The incremental cost to Merrill Lynch in 2006 for perquisites and personal benefits for named executive officers shown in the column include the following amounts for company-provided car service: (i) $212,505 for Mr. O’Neal; (ii) $37,968 for Mr. Kim; (iii) $36,769 for Mr. Fleming; (iv) $42,626 for Mr. Fakahany; and (v) $38,065 for Mr. McCann; and the following amounts for aircraft use: (i) $149,133 for Mr. O’Neal; (ii) $1,059 for Mr. Edwards; (iii) $15,775 for Mr. Kim; (iv) $71,646 for Mr. Fleming; (v) $46,548 for Mr. Fakahany; and (vi) $101,892 for Mr. McCann.

(b)	Annual premiums totaling $660 for each of Messrs. O’Neal, McCann, Kim, Fleming, Fakahany and Edwards for term life insurance policies provided to all employees.

(c)	Contributions to the 401(k) are capped at $2,000 for employees with more than $300,000 of eligible cash compensation, as defined by the Plan. Contributions to our broad-based defined contribution plan are based on length of service with the Company as well as compensation levels. Annual contributions made by the Company under our 401(k) Savings and Investment Plan (401(k) Plan) in 2006 were $2,000 for each of the named executive officers

Merrill Lynch 2007 Proxy Statement 49

and annual contributions to our broad-based defined contribution retirement plan in 2006 were: (i) $11,000 for each of Messrs. O’Neal, Edwards and Fakahany; (ii) $8,800 for each of Messrs. Kim and Fleming; and (iii) $13,200 for Mr. McCann.

Because the FAS 123R value of Merrill Lynch’s restricted shares and MP units is based on the fair market value of Merrill Lynch’s common stock, which includes an expectation of a future stream of dividends, amounts paid as dividends or dividend equivalents on outstanding equity awards are not included in the “All Other Compensation” column.

GRANTS OF PLAN-BASED AWARDS

		Restricted Stock;	Grant Date Fair
		Number of Shares of	Value of Restricted
Name	Grant Date (1)	Stock (1)(2)	Stock (3)

E. Stanley O’Neal	1/22/07	279,677	$26,800,049
Jeffrey N. Edwards	1/22/07	85,399	8,183,359
Dow Kim	1/22/07	210,801	20,200,006
Gregory J. Fleming	1/22/07	192,017	18,400,029
Ahmass L. Fakahany	1/22/07	166,972	16,000,092
Robert J. McCann	1/22/07	123,142	11,800,082

(1)	Merrill Lynch delivers its annual stock grants in January for performance in the preceding fiscal year; therefore, this column reflects the restricted stock awards granted in January 2007 for performance in 2006. In January 2006, we granted stock awards for performance in 2005 and MP units relating to the full three-year participation in the MPP. Those awards are reflected in full in the “Outstanding Equity Awards at Fiscal Year-End” table in this Proxy Statement.

The grants in the table were made under the Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plan and the material terms of the grants are described under “Compensation Discussion and Analysis - Equity Portion of the Annual Bonus” in this Proxy Statement. The number of restricted shares set forth above was obtained by dividing the dollar amount of the award by $95.825, the fair market value (average of the high and low) of a share of Merrill Lynch common stock on January 22, 2007, the grant date.

(2)	These awards were made entirely in restricted shares of Merrill Lynch’s common stock. Restricted shares convey all the rights of a shareholder, including the right to vote and receive dividends, but are subject to forfeiture upon termination of employment and may not be sold or transferred during the vesting period. These restricted shares vest in four annual installments of 25% on January 31 in the years 2008 to 2011.

(3)	The amounts shown in this column represent the fair value in accordance with FAS 123R of the annual grants for 2006 performance as of the grant date (January 22, 2007). See footnote 14 to the consolidated financial statements included in our 2006 Annual Report for an explanation of the methodology and assumptions used in the FAS 123R valuation. For each executive in the table the value of the awards shown above plus the amounts shown in the “Bonus” column of the “Summary Compensation Table” are less than the amount yielded by the shareholder-approved formula discussed under the heading “Compensation Discussion and Analysis - Tax, Accounting and Regulatory Factors - Internal Revenue Code Section 162(m),” in this Proxy Statement.

 50 Merrill Lynch 2007 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
							Equity	Equity
							Incentive Plan	Incentive Plan
					Aggregate		Awards;	Awards; Market or
	Number of	Number of			Number of	Market Value	Number of	Payout Value of
	securities	securities			Shares or	of Unvested	Unearned	Unearned Shares,
	underlying	underlying			Units of	Shares or Units	Shares, Units	Units or
	unexercised	unexercised	Option	Option	Stock Held	of Stock Held	or Other Rights	Other Rights
	Options	Options (un-	Exercise	Expiration	That Have	That Have Not	That Have Not	That Have
Name	(exercisable) (1)	exercisable) (1)	Price (1)	Date (2)	Not Vested	Vested (3)	Vested (4)	Not Vested (5)
E. Stanley O’Neal	581,230	-	$43.78125	1/27/2010
	257,857	-	77.56250	1/23/2011
	753,770	-	39.80000	9/24/2011
	183,133	-	53.74500	1/28/2012
	128,496	42,832	36.06500	1/27/2013
	68,611	68,610	59.85000	1/26/2014

Total	1,973,097	111,442			1,150,124	$107,076,544	145,632	$33,895,848

Jeffrey N. Edwards	28,202	-	36.17187	1/25/2009
	54,950	-	43.78125	1/27/2010
	57,245	-	77.56250	1/23/2011
	110,990	-	53.74500	1/28/2012
	43,671	14,557	36.06500	1/27/2013
	16,544	16,544	59.85000	1/26/2014

Total	311,602	31,101			242,930	22,616,783	101,594	23,646,004

Dow Kim	61,628	-	77.56250	1/23/2011
	12,318	24,635	36.06500	1/27/2013
	41,657	41,656	59.85000	1/26/2014

Total	115,603	66,291			588,289	54,769,706	145,632	33,895,848

Gregory J. Fleming	32,748	-	77.56250	1/23/2011
	112,848	-	53.74500	1/28/2012
	37,794	12,598	36.06500	1/27/2013
	29,405	29,404	59.85000	1/26/2014

Total	212,795	42,002			432,065	40,225,252	145,632	33,895,848

Ahmass L. Fakahany	35,594	-	36.17187	1/25/2009
	49,610	-	43.78125	1/27/2010
	47,382	-	77.56250	1/23/2011
	103,590	-	53.74500	1/28/2012
	62,988	20,996	36.06500	1/27/2013
	26,954	26,954	59.85000	1/26/2014

Total	326,118	47,950			417,315	38,852,027	145,632	33,895,848

Robert J. McCann	207,344	-	36.17187	1/25/2009
	152,630	-	43.78125	1/27/2010
	126,350	-	77.56250	1/23/2011
	133,188	-	53.74500	1/28/2012
	47,031	15,677	36.06500	1/27/2013
	29,405	29,404	59.85000	1/26/2014

Total	695,948	45,081			382,431	35,604,326	145,632	33,895,848

Merrill Lynch 2007 Proxy Statement 51

(1)	All options were granted as part of annual incentive compensation at regular meetings of the MDCC in January following the announcement of our earnings for the prior fiscal year, except for the grant made to Mr. O’Neal at a meeting of the MDCC on September 24, 2001, expiring on September 24, 2011, which was made following Mr. O’Neal’s appointment as President and Chief Operating Officer. In each case, the exercise price was equal to the average of the high and low prices of a share of our common stock on the date of grant. In addition, the grants in the table above became exercisable and, where applicable, vested, as shown in the following table:

Options Expiring	Grant Date	Vesting and Exercise Schedule

1/25/2009	1/25/1999	No vesting requirements; options exercisable as follows: 20% after one year; 40% after two years, 60% after three years; 80% after four years; and 100% after five years
1/27/2010	1/27/2000	No vesting requirements; options exercisable as follows: 20% after one year; 40% after two years, 60% after three years; 80% after four years; and 100% after five years
1/23/2011	1/23/2001	All options vested and became exercisable on August 1, 2001
9/24/2011	9/24/2001	No vesting requirements; options exercisable as follows: 20% after one year; 40% after two years; 60% after three years; 80% after four years; and 100% after five years
1/28/2012	1/28/2002	All options vested and became exercisable on August 1, 2002
1/27/2013	1/27/2003	No vesting requirements; options exercisable as follows: 25% after one year; 50% after two years; 75% after three years; 100% after four years
1/26/2014	1/26/2004	No vesting requirements; options exercisable as follows: 25% after one year; 50% after two years; 75% after three years; 100% after four years

(2)	All options grants in this table expire 10 years from the date of the grant.

(3)	The market value of restricted shares shown in this column is based on the closing price of our common stock ($93.10) on December 29, 2006, the last day of our fiscal year.

(4)	Represents MP units granted in 2006 under the MPP to executive officers and select members of senior management designated as managing partners. See “Compensation Discussion and Analysis - Long Term Performance Based Awards - Managing Partner Incentive Program (MPP)” in this Proxy Statement for more information about the MPP.

(5)	The amounts shown in this column represent the potential value of MP units granted in 2006 under the MPP, which covered three years of the program. These amounts are arrived at using the maximum conversion ratio under the MPP of 2.5:1 and valuing the resulting shares at the closing price of our common stock ($93.10) on December 29, 2006, the last day of our fiscal year. Although the maximum ROE hurdle was reached in 2006 and the first one-third of MP units converted into restricted shares on January 31, 2007 at the maximum conversion ratio, future conversion is entirely dependent on the Company’s ROE performance and there can be no assurance that the maximum hurdle will be achieved in either 2007 or 2008. Depending on the Company’s ROE performance in those years and the future price of its common stock, the actual value of restricted shares received upon conversion of the remaining two-thirds of the MP units, if any, could be different than the estimates show in this column. Additionally, as described under “Compensation Discussion and Analysis - Long Term Performance Based Awards - Managing Partner Incentive Program (MPP) - MP Units,” in this Proxy Statement, executives will not receive these amounts if they are not still employed by the Company on the conversion date.

 52 Merrill Lynch 2007 Proxy Statement

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (1)	Exercise (2)	Vesting (3)	Vesting (3)

E. Stanley O’Neal	439,380	$16,666,610	-	-
Jeffrey N. Edwards	-	-	-	-
Dow Kim	170,177	4,616,465	-	-
Gregory J. Fleming	22,004	847,478	-	-
Ahmass L. Fakahany	23,740	1,406,103	-	-
Robert J. McCann	83,760	3,670,782	-	-

(1)	Total number of shares underlying options exercised.

(2)	The options were exercised using net share settlement (options were exchanged for shares with a fair market value equal to the net exercise price after withholding taxes). Amounts in this column reflect the difference between the fair market value on the date of each exercise and the exercise price of the options exercised, multiplied, in each case, by the number of options exercised.

(3)	No restricted shares or units vested in 2006.

Merrill Lynch 2007 Proxy Statement 53

PENSION BENEFITS

		Number of	Present value of accumulated benefit		Payments
		years credited	Assuming retirement	Assuming retirement	during last
Executive	Plan Name (1)(2)	service	at age 55 (1)	at age 65 (1)(2)	fiscal year

E. Stanley O’Neal	Executive Annuity	20	$24,803,111	$12,041,046	-
	Met Annuity	NA	NA	38,358	-
Jeffrey N. Edwards	Met Annuity	NA	NA	2,477	-
Dow Kim (3)	NA	NA	NA	NA	NA
Gregory J. Fleming (3)	NA	NA	NA	NA	NA
Ahmass L. Fakahany	Met Annuity	NA	NA	4,394	-
Robert J. McCann	Met Annuity	NA	NA	107,885	-

NA = Not Applicable

(1)	In January 2002, Merrill Lynch entered into an annuity agreement with Mr. O’Neal that provides for supplemental annuity payments (Executive Annuity). Under the Executive Annuity, Mr. O’Neal is entitled to payments if he retires after attaining age 55 with the approval of the Board of Directors. In the event of his death before retirement, payments would be made to his beneficiary. The amounts to be paid under the Executive Annuity will be based on 1.25% of Mr. O’Neal’s highest consecutive five-year average cash compensation and on his length of service. These payments will be made monthly in the form of a single life annuity or a 10-year certain and life annuity, or a 50% or 100% joint and survivor life annuity and are subject to a cap that is adjusted semi-annually for inflation. The cap is currently $1,973,055 on the amount payable as a single life annuity or a 10-year certain and life annuity and $1,668,570 on the amount payable as a 50% or 100% joint and survivor life annuity.

Payments under the Executive Annuity are reduced by: (a) amounts payable under the Met Life Annuity described below; and (b) the combined annuity value at retirement of account balances attributable to Company contributions to the 401(k) Plan, and to the Merrill Lynch Retirement Accumulation Plan, a defined contribution retirement plan, and to allocations under the Employee Stock Ownership Plan and 50% of the annual social security retirement benefit amount receivable at retirement at age 65 (computed as of actual retirement date if earlier than age 65).

The assumptions used in determining the present value of these future payments under the Executive Annuity Agreement as of September 30, 2006 are as follows: (a) a discount rate of 5.50%; (b) an assumed life expectancy based on RP-2000 mortality tables with white collar adjustment projected to 2012; (c) payment as a 100% joint and survivor annuity; and (d) assumed offsets for Mr. O’Neal’s social security benefit and retirement and annuity payments under Merrill Lynch retirement plans as required under the Executive Annuity Agreement. The actuarial present value is shown assuming a retirement age of 55, the earliest retirement age permitted under the agreement without reduction of benefits, as well as assuming a standard retirement age of 65, consistent with the assumptions in footnote 13 to the consolidated financial statements included in our 2006 Annual Report. Other than the retirement age, these assumptions are the same as those used in footnote 13 to the consolidated financial statements except that, as required by SEC rules, there is no assumption for mortality or other termination of employment before the assumed retirement date.

(2)	In 1988, we terminated our broad-based defined benefit pension plan. In order to pay vested pension plan benefits, we purchased a group annuity contract from Metropolitan Life Insurance Company (Met Annuity) with a portion of the terminated pension plan assets. Under a supplemental agreement, the Company may recognize gains or losses to the extent that the experience of its employee population and investment performance of the annuity assets are higher or lower than assumptions that are based on actuarial and investment estimates. Mr. O’Neal, Mr. Fakahany, Mr. Edwards and Mr. McCann are eligible for payments under the Met Annuity. The amounts shown are present values of accrued benefits as of September 30, 2006 that would be payable annually if the payments commenced at age 65. These amounts were fixed at the time of the purchase of the annuities and reflect an offset for estimated social security benefits as required by the terms of the annuity. The amounts shown are present values of accrued benefits as of September 30, 2006 assuming different probabilities of optional forms of payment (10% as a single life annuity, 45% as a 50% joint and survivor annuity and 45% as a 100% joint and survivor annuity), payment commencement at age 65 and life expectancy based on RP-2000 mortality tables with white collar adjustment projected to 2018. It also assumes a discount rate of 5.50%. These assumptions are the same as those used in footnote 13 to the consolidated financial statements included in our 2006 Annual Report except that, as required by SEC rules, there is no assumption for mortality or other termination of employment before assumed retirement.

(3)	Neither Mr. Fleming nor Mr. Kim is eligible for any type of defined benefit plan.

 54 Merrill Lynch 2007 Proxy Statement

NON-QUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate earnings	Aggregate	Aggregate balance
	contributions in	contributions in	in last fiscal	withdrawals/	at last fiscal
Executive	last fiscal year	last fiscal year	year (1)(2)	distributions (3)	year end

E. Stanley O’Neal	-	NA	$1,020,636	$45,708	$4,820,968
Jeffrey N. Edwards	-	NA	225,959	-	1,422,351
Dow Kim	-	NA	46,020	14,814	154,387
Gregory J. Fleming	-	NA	155,787	-	580,060
Ahmass L. Fakahany	-	NA	-	-	-
Robert J. McCann	-	NA	441,625	404,829	2,258,668

NA = Not Applicable

(1)	These amounts represent the increase in the balance of the executives’ accounts at December 29, 2006 over the balance of the executives’ accounts at December 30, 2005, including those amounts that are benchmarked to private equity funds and described below and in footnote 4 to the Summary Compensation Table. Under the terms of our non-qualified deferred compensation plans, these balances increase or decrease based on the performance of the mutual funds or private equity funds that are chosen by the individual executives as their benchmarks. Amounts benchmarked to private equity funds may not be changed to another investment index until the funds distribute profits. We hold private equity investments directly to hedge our promise to pay the return. Amounts benchmarked to publicly traded mutual funds may be changed periodically but no more frequently than 12 times per year. We hedge our obligations to pay the return on investments benchmarked to mutual funds through a total return swap with an affiliate.

(2)	Our non-qualified deferred compensation plans are voluntary plans offered to key employees, including the named executive officers. We do not make contributions to the plans on behalf of any executive. Participants in the plans are general creditors of the Company for all amounts payable under the plans. Under pre-2007 deferred compensation programs, account balances are debited each year by 2% of the original deferred amounts to cover costs we incurred in offering the program. Executives are entitled to defer their annual cash bonuses and to the extent that the executives were named executive officers in the year that the deferral occurred, the amounts originally deferred were reported as cash bonus in past proxy statements.

Once income is deferred, participants in the plan have the opportunity to index deferred amounts to various investment vehicles or mutual funds, including Company-sponsored private equity investment vehicles offered from time to time that qualify as employee securities companies under the Investment Company Act of 1940. With respect to the private equity indexes offered in 1997, 1999 and 2001, employees, including executive officers in 2001, were permitted to elect to have their return (whether positive or negative) augmented (or leveraged) on up to a two-to-one basis. Amounts deferred and indexed to any investment option, including the private equity indexes offered in 1997, 1999 and 2001, generally remain deferred until the relevant distribution date that was elected by the participant at the time of deferral. The dollar amount of outstanding notional leverage provided to each executive officer under deferred compensation plans tied to private equity indexes is listed below. The numbers in the table above are net of these notional leverage amounts which are deducted prior to receipt by the executive of any amounts under the plans:

Participants	Notional Leverage

Mr. O’Neal	$936,122
Mr. Kim	83,714
Mr. Fleming	134,336
Mr. McCann	827,949

(3)	Under our deferred compensation plans, executives may elect to receive distributions on specified dates elected by them (subject to certain limitations). Under deferred compensation plans benchmarked to private equity indexes offered prior to 2004, participants were permitted to elect to receive distributions from the deferred compensation plans at the same time as distributions are made by the underlying private equity fund to which the performance of the plan is indexed. The amounts in this column represent distributions from a deferred compensation plan benchmarked to a private equity index.

Merrill Lynch 2007 Proxy Statement 55

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Without a Change in Control

We do not have agreements with executive officers that provide for severance unless there has been a “Change in Control” of Merrill Lynch. Accordingly, if any member of executive or senior management terminates employment for any reason and there has not been a “Change in Control,” any severance benefits are at the discretion of the MDCC.

As described in “Compensation Discussion & Analysis” in this Proxy Statement, our stock grants provide for continued vesting of previously granted awards to retirement-eligible executives in the event of termination in connection with retirement, provided that the executive observes all covenants contained in the grant. These conditions include giving the Company the required notice prior to termination, confidentiality provisions and agreements not to compete with Merrill Lynch or recruit or hire its employees for specified periods. In addition, our voluntary deferred compensation plans provide for payouts of all previously earned but deferred amounts six months following a termination of employment other than in connection with retirement.

With a Change in Control

As described in “Compensation Discussion and Analysis” in this Proxy Statement, we have change in control severance agreements with seven members of executive and senior management (including the officers named in the Summary Compensation Table). The agreements are structured as double trigger agreements – they provide for payments and other benefits only if: (i) there is a “Change in Control” of Merrill Lynch; and (ii) the executive’s employment is terminated without “Cause” or he or she resigns for “Good Reason,” as these terms are defined in the severance agreements. Our form of severance agreement is filed as Exhibit 10.3 to our Annual Report on Form 10-K for the year ended December 31, 2004. In 2005, Merrill Lynch eliminated severance agreements for 26 other members of senior management.

A “Change in Control” of Merrill Lynch means: (i) any change in control of a nature required to be reported under the SEC’s proxy rules; (ii) the acquisition by any person or entity of the beneficial ownership of securities representing 30% or more of the combined voting power of Merrill Lynch’s then outstanding voting securities; (iii) a change in the composition of the Board of Directors such that, within a period of two consecutive years, individuals who at the beginning of such two-year period constituted the Board of Directors and any new Directors elected or nominated by at least three-fourths of the Directors who were either Directors at the beginning of the two-year period or were so elected or nominated, cease for any reason to constitute at least a majority of the Board of Directors; or (iv) the liquidation or distribution of all or substantially all of the assets of Merrill Lynch.

Under each severance agreement, an executive entitled to severance compensation would receive a lump-sum payment equal to the lesser of: (i) 2.99 times the employee’s average annual W-2 compensation for the five years before termination; and (ii) 2.99 times the employee’s average annual salary, bonus and the grant value of stock-based compensation for the five years before termination. The executive also will receive a payment equal to the value of specified broad-based insurance and retirement benefits (as described in footnote 2 to the table below), as well as an amount covering income taxes on that payment. Except as described in the previous sentence, none of the agreements provide for the reimbursement of income taxes or any change in control excise tax, and the executive would not receive a payment in lieu of any foregone perquisites.

Our stock plans also provide for early vesting and payment in cash in the event of a change in control if any participating employee is terminated without “Cause” or resigns for “Good Reason.” The terms of these plans are the same for all participants.

 56 Merrill Lynch 2007 Proxy Statement

The following table shows the amounts that would have been payable to each of the named executive officers assuming a termination without “Cause” or resignation for “Good Reason” on December 29, 2006 following a Change in Control of Merrill Lynch:

Estimated Change in Control Payments In the Event of Termination without “Cause” or Resignation for “Good Reason” Following a Change in Control

			Payments for
	Change in Control		Retirement and	Acceleration of
	Severance	Amount of	Insurance	Stock-Based
Executive	Payments (1)	Perquisites	Benefits (2)	Compensation (3)

Mr. O’Neal	$29,530,284	NA	$116,609	$221,803,614
Mr. Edwards	18,800,486	NA	135,264	50,798,650
Mr. Kim	26,165,570	NA	92,355	80,942,671
Mr. Fleming	17,686,638	NA	91,975	70,342,362
Mr. Fakahany	17,733,000	NA	106,570	75,058,129
Mr. McCann	31,060,500	NA	112,471	88,009,928

NA=Not applicable

(1)	The amounts in this column are calculated as if a Change in Control of Merrill Lynch occurred on December 29, 2006, by multiplying 2.99 by the lower of (a) the named executive officer’s average annual income for the five years preceding the year of the change in control (as reported on that executive’s Form W-2 wage and tax statement for the relevant year) or (b) the executive’s average annual salary, cash bonus and stock bonus for those five years. These amounts would be payable in a lump sum (after deduction of required withholding amounts) if the executive is terminated without “Cause” or resigns for “Good Reason” following a Change in Control as described above. The severance agreement terms do not require payments with respect to income taxes incurred as a result of receiving such payments.

(2)	Under the terms of the severance agreements, if an executive is terminated without “Cause” or resigns for “Good Reason” following a Change in Control, he or she is entitled to received a cash lump sum equal to the sum of: (a) 24 times the monthly cost of medical insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) or, if the executive is not eligible for COBRA, 24 times our monthly cost of coverage for medical insurance for the executive and the executive’s family under existing company health insurance policies; (b) two times the annual cost to convert the Basic Merrill Lynch Life Insurance Benefit to term life insurance; (c) six times the annual cost of the Basic Merrill Lynch Long Term Disability Coverage; (d) four times the annual cost for the Supplemental Merrill Lynch Long Term Disability Coverage; (e) two times the annual cost of the Merrill Lynch Business Travel Accident Coverage and Basic Accidental Insurance Coverage; (f) the maximum company matching contribution for which the executive would have been eligible under our 401(k) Plan and our defined contribution retirement plans as if he or she had remained employed for the next 24 months following termination; and (g) amounts to cover income taxes on these payments.

(3)	The amounts in this column assume that 100% of the value of all of the executive’s currently outstanding stock grants (other than MP units) are converted to cash using the closing price of our common stock ($93.10) on December 29, 2006, the last day of our fiscal year. For the MP units, the amounts shown assume conversion to restricted shares at the maximum conversion ratio of 2.5:1 for the 2006 performance year (the year the Change in Control is presumed to have occurred under SEC rules) and at a conversion ratio of 1:1 (as required under the terms of the MP units) for the following two years and that such restricted shares are then converted to cash using a stock price of $93.10. Any amounts payable would be reduced by required withholding.

Under the terms of our stock-based plans, the actual price that would be used to determine payments in connection with a Change in Control followed by termination without “Cause” or resignation for “Good Reason” would be the higher of (a) the average of the highest and lowest price of a share of our common stock (the Fair Market Value) on the date of such termination or (b) the highest Fair Market Value of a share of our common stock on any day during the 90-day period ending on the date of the Change in Control.

Merrill Lynch 2007 Proxy Statement 57

DIRECTOR COMPENSATION

The following table contains information about the compensation of our non-management Directors. As with the tables related to executive compensation above, the manner in which this chart and the accompanying footnotes are presented is specified by SEC rules. We urge you to read the footnotes carefully, as they contain important information that clarifies the information in the tables.

	Fees Earned or Paid in Cash (1)
		Committee		Increase
	Annual	Chair		in Pension	All Other
Director	Retainer	Retainer	Stock Awards (2)	Value (3)	Compensation (4)	Total

Armando M. Codina	$75,000	$ NA	$185,009	$ NA	$7,561	$267,570
Virgis W. Colbert (5)	18,750	NA	107,985	NA	1,557	128,292
Jill K. Conway	75,000	40,000	185,009	-	967	300,976
Alberto Cribiore	75,000	25,000	185,009	NA	6,586	291,595
John D. Finnegan	75,000	15,000	185,009	NA	6,794	281,803
Judith Mayhew Jonas (5)	18,750	NA	107,985	NA	25	126,760
Heinz-Joachim Neubürger (6)	24,938	NA	-	NA	33	24,971
David K. Newbigging	75,000	25,000	185,009	-	24,610	309,619
Aulana L. Peters	75,000	NA	185,009	19,014	11,537	290,560
Joseph W. Prueher	75,000	15,000	185,009	NA	16,498	291,507
Ann N. Reese	75,000	NA	185,009	NA	1,179	261,188
Charles O. Rossotti	75,000	NA	185,009	NA	6,551	266,560

NA = Not Applicable

(1)	The annual cash retainer for each director is $75,000, payable in equal monthly installments. In addition, the Chair of each of the Audit Committee (Mr. Newbigging) and the Management Development and Compensation Committee (Mr. Cribiore) receives an additional annual amount of $25,000 and the Chair of each of the Finance Committee (Mr. Finnegan), the Nominating and Corporate Governance Committee (Mrs. Conway) and the Public Policy and Responsibility Committee (Adm. Prueher) is paid an additional annual amount of $15,000. The Lead Independent Director (Mrs. Conway) also receives an additional annual amount of $25,000. These additional amounts also are paid in cash in equal monthly installments. Directors have the option of deferring all or a portion of their cash compensation under the Fee Deferral Plan for Non-Employee Directors. Under this plan Directors may index deferred amounts to the performance of Merrill Lynch common stock or publicly traded mutual funds.

(2)	Directors are granted deferred stock units with a dollar value of $185,000 annually. Amounts in this column show 100% of the grant date fair value of stock awards for each Director, which is recognized in the year of grant, in accordance with FAS 123R. See footnote 14 to our consolidated financial statements included in our 2006 Annual Report for an explanation of the assumptions used in the FAS 123R valuation. Grants of deferred stock units are made each year on the date of the Annual Meeting. If a Director joins the Board during the year, he or she receives a pro-rated grant. The number of deferred stock units awarded is determined by dividing the dollar amount of the award by the average of the high and low price of a share of our common stock on the date of grant. Deferred stock units represent our obligation to deliver one share of common stock for each unit at the end of a five-year holding period, or, if earlier, when the Director’s service on the Board ends. Payment of the deferred stock units may be deferred further at the option of the Director, subject to certain limitations. Deferred stock units have no vesting provisions and are not subject to forfeiture. Deferred stock units do not have voting rights but receive common stock dividend equivalents (in the form of additional deferred stock units).

 58 Merrill Lynch 2007 Proxy Statement

As of December 29, 2006, the last day of our fiscal year, the non-management Directors held the following deferred stock units and stock options:

		Year-end Value of		Year-end Value of
Director	Deferred Stock Units	Deferred Stock Units (a)	Stock Options	Stock Options (b)

Armando M. Codina	5,256	$489,323	-	$-
Virgis W. Colbert	1,384	128,832	-	-
Jill K. Conway	13,502	1,257,020	17,672	775,184
Alberto Cribiore	8,852	824,156	8,333	358,883
John D. Finnegan	7,187	669,096	3,554	131,498
Judith Mayhew Jonas	1,384	128,832	-	-
Heinz-Joachim Neubürger	-	-	6,696	206,457
David K. Newbigging	10,966	1,020,971	17,672	775,184
Aulana L. Peters	12,159	1,131,958	-	-
Joseph W. Prueher	10,967	1,020,981	16,732	796,389
Ann N. Reese	6,826	635,508	2,512	106,986
Charles O. Rossotti	6,826	635,508	2,512	106,986

(a)	Deferred stock units are valued using the closing price ($93.10) of our common stock on December 29, 2006, the last day of our 2006 fiscal year.

(b)	Under an earlier plan, Directors also received stock options, but under the new director stock plan approved by shareholders in 2005, 100% of the annual director stock awards are granted as deferred stock units. Previously-granted stock options are valued using the difference between the exercise price of the stock option and the closing price ($93.10) of our common stock on December 29, 2006.

(3)	Represents increase in the actuarially determined present value of retirement benefits provided to three non-management Directors who remain eligible for a director retirement program that was discontinued in 2001. Mrs. Conway and Mr. Newbigging had no increase. When their service ends (for any reason other than cause), each of these Directors is entitled to receive annual retirement payments of $55,000 for life, or a lump-sum payment of $55,000 multiplied by an actuarial factor based on the Director’s age at retirement. If a participating Director were to die while serving on the Board, his or her estate would receive a lump-sum death benefit computed by multiplying $55,000 by an actuarial factor based on age at death. No further retirement benefits have been extended under this arrangement since February 2001 when the arrangement was discontinued. The present value of this benefit decreased in 2006 by $27,179 and $26,994 for Mrs. Conway and Mr. Newbigging, respectively.

(4)	All other compensation consists of the amounts described below and itemized in the following table:

•	Insurance Coverage. We provide term life insurance benefits for non-management Directors who joined the Board after February 2001. The table includes the incremental cost to the Company of providing such insurance coverage. In the event that a Director were to die while serving on the Board, his or her beneficiary would receive a payment equal to the annual cash retainer amount ($75,000). This benefit is not provided to Directors eligible for the discontinued retirement benefit. Directors who served on the Board prior to February 2001 are also eligible to elect medical insurance benefits under a discontinued program. The coverage provided is generally comparable to that offered to our employees except that we provide these benefits on a non-contributory basis and with differences in deductible, co-insurance and lifetime benefits. Mr. Newbigging receives medical insurance benefits under this program, which are included in the “Insurance Coverage” column below.

•	Company Events. We occasionally invite the Directors and their spouses to certain events, including an annual multi-day offsite strategy session held in conjunction with one of our Board meetings, which also are attended by our executives and their spouses. We believe these events provide valuable opportunities to meet and establish relationships with senior executives, enhance leadership development and succession planning strategies and advance our business objectives. Amounts in the column entitled “Participation in ML Events” include the incremental cost to the Company of items, including travel costs for spouses, meals and activities that may be considered to provide a personal benefit in connection with these events. Directors traveling from outside the United States can be expected to show higher incremental costs and receive higher tax reimbursement payments than U.S.-based Directors.

Merrill Lynch 2007 Proxy Statement 59

•	Tax Reimbursement. The “Tax Reimbursement” column shows amounts paid to Directors to reimburse them for additional taxes on imputed income associated with attendance at Company events.

	Insurance	Participation in	Tax
Director	Coverage	ML Events	Reimbursement	Total

Armando M. Codina	$99	$4,833	$2,629	$7,561
Virgis W. Colbert	25	929	603	1,557
Jill K. Conway	-	595	372	967
Alberto Cribiore	99	3,774	2,713	6,586
John D. Finnegan	99	3,961	2,734	6,794
Judith Mayhew Jonas	25	-	-	25
Heinz-Joachim Neubürger	33	-	-	33
David K. Newbigging	487	16,886	7,237	24,610
Aulana L. Peters	-	5,570	5,967	11,537
Joseph J. Prueher	99	10,785	5,614	16,498
Ann N. Reese	99	654	426	1,179
Charles O. Rossotti	99	3,829	2,623	6,551

Because the FAS 123R value of deferred stock units is based on the fair market value of Merrill Lynch’s common stock, which includes an expectation of a future stream of dividends, amounts paid as dividend equivalents on outstanding deferred stock units are not included in the “All Other Compensation” column.

(5)	Joined the Merrill Lynch Board of Directors on October 1, 2006.

(6)	Retired from the Merrill Lynch Board of Directors on May 1, 2006.

The Directors are reimbursed for expenses, including travel expenses, incurred in connection with their service as Directors. Merrill Lynch occasionally provides transportation to and from Board meetings on aircraft owned or leased by the Company. Directors also are covered by the broad-based Merrill Lynch travel insurance policy that covers our employees when traveling on Merrill Lynch business.

We pay for a portion of the services of the secretary to David K. Newbigging, the Audit Committee Chairman, in connection with support provided for the administrative requirements of the Audit Committee in accordance with the Audit Committee’s Charter. These payments, totaling $26,155 in 2006, cover a portion of the secretary’s compensation and employment-related expenses. From time to time we make office space in our existing facilities available for periodic use by the Directors in carrying out their responsibilities. The cost to the Company from use of such space is minimal.

Our Directors are eligible to participate in our broad-based matching gifts program pursuant to which we match gifts to certain charitable organizations by participants, up to an annual limit of $1,500. In 2006, we made matching gifts of $1,500 to charitable organizations designated by Mr. Rossotti.

Other than as described in this section, no compensation was paid to any Director for service on the Board or any Board Committee.

 60 Merrill Lynch 2007 Proxy Statement

OTHER MATTERS

Certain Relationships and Transactions

State Street may be deemed to be the beneficial owner of more than 5% of the outstanding shares of our common stock as a result of its role as trustee of certain of our employee benefits plans and other unaffiliated accounts and investment funds. In addition, AXA and certain related entities may be deemed to be the beneficial owner of more than 5% of the outstanding shares of our common stock. For further information, see “Beneficial Ownership of Our Common Stock – Owners of More than 5% of Our Common Stock” in this Proxy Statement. We and certain of our subsidiaries have engaged in transactions in the ordinary course of business with each of State Street and certain of its affiliates and AXA and certain related entities during 2006. These transactions were on substantially the same terms as comparable transactions with unrelated third parties.

As permitted by the Sarbanes-Oxley Act of 2002, certain of our Directors and executive officers and their family members have, from time to time, borrowed money from our banking subsidiaries in the form of mortgage loans, revolving lines of credit and other extensions of credit. These transactions are entered into in the ordinary course of business on substantially the same terms, including interest rates and collateral provisions, as those prevailing at the time for comparable transactions with our other similarly situated customers and do not involve more than the normal risk of collectibility or present other unfavorable features.

Certain of our Directors and executive officers and their immediate family members maintain brokerage accounts with certain of our subsidiaries. These accounts are maintained in the ordinary course of business on substantially the same terms as those offered to similarly situated customers.

For certain types of products and services offered by our subsidiaries, our Directors and officers may receive discounts that are available to our employees generally.

From time to time, we may perform investment banking, financial advisory, trading, brokerage, lending and other services in the ordinary course of our business for certain corporations with which some of our Directors are affiliated. Those services are provided on substantially the same terms as those prevailing at the time for comparable transactions with our other similarly situated customers. We also may, from time to time, purchase goods and services from such corporations in the ordinary course of our business on customary terms.

From time to time, in connection with investigations by regulatory and governmental bodies, we provide the names of certain counsel with expertise in the area to our employees. An employee requiring these services generally selects counsel from among the attorneys whose names are provided by and whose fees are paid by the Company. Robert J. Hausen, an experienced litigator, is the spouse of Rosemary Berkery, our Executive Vice President and General Counsel. Since 1999, Mr. Hausen has, from time to time, provided such counsel. In 2006, fees payable to Mr. Hausen for such services were approximately $88,000.

Shareholder Proposals for the 2008 Annual Meeting

If you wish to submit a shareholder proposal to be included in the proxy materials for our 2008 Annual Meeting, you must submit the proposal in writing to our Corporate Secretary no later than November 16, 2007.

If you wish to submit a proposal or a matter for consideration at our 2008 Annual Meeting, but you do not meet the deadline for inclusion in the proxy materials, our By-Laws require that the proposal be submitted by the holder of record of the shares and received by the Corporate Secretary at least 50 days before the date of the 2008 Annual Meeting. As a general matter, we hold our Annual Meeting during the third or fourth week of April. Your proposal also must comply with certain information requirements set forth in our By-Laws. The By-Laws are filed as an exhibit to our Current Report on Form 8-K filed with the SEC on December 12, 2006 and may be found on

Merrill Lynch 2007 Proxy Statement 61

the Corporate Governance Website. You also may obtain a copy of our By-Laws from our Corporate Secretary. These requirements apply to any matter that a shareholder wishes to raise at the Annual Meeting other than pursuant to the procedures set forth in Rule 14a-8 of the U.S. Securities Exchange Act of 1934. The deadline for receiving proposals for consideration at the 2007 Annual Meeting was March 8, 2007.

Pursuant to our Certificate of Incorporation and By-Laws, any shareholder wishing to propose a Director nominee for election to the Board at the Annual Meeting must ensure that written notice from the holder of record of the shares is received by our Corporate Secretary at least 50 days but no more than 75 days before such Annual Meeting. Any shareholder who holds shares through a bank, broker or other holder of record must instruct the record holder to submit the written notice in a timely fashion. For further information, see “Corporate Governance - Director Nomination Process” in this Proxy Statement.

Other Business

The business scheduled to come before the 2007 Annual Meeting is as set forth in the Notice of Meeting and as described in this Proxy Statement. Other business may only be brought before the meeting in compliance with the provisions of our Certificate of Incorporation and By-Laws. If any other matters should properly arise at the Annual Meeting, your proxy will be voted on such matters at the discretion of the proxy holders designated on the accompanying form of proxy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the U.S. Securities Exchange Act of 1934 requires our Directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership of, and transactions in, our equity securities with the SEC. Such Directors, executive officers and 10% shareholders also are required to furnish us with copies of all Section 16(a) reports they file.

Based on a review of the copies of such reports and the written representations of such reporting persons, we believe that all Section 16(a) filing requirements applicable to our Directors, executive officers and 10% shareholders were complied with during 2006.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing we make under the U.S. Securities Act of 1933 or the U.S. Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Audit Committee Report” and “Management Development and Compensation Committee Report” (to the extent permitted by the applicable rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing.

 62 Merrill Lynch 2007 Proxy Statement

Exhibit A

Revised: January 2006

DIRECTOR INDEPENDENCE STANDARDS

Adopted by the Board of Directors
of Merrill Lynch & Co., Inc.

The Board of Directors (the “Board”) of Merrill Lynch & Co., Inc. has adopted a formal set of standards with respect to the determination of director independence. To be considered “independent” for purposes of these standards, a director must be affirmatively determined by the Board not to have a material relationship with Merrill Lynch & Co., Inc. and its subsidiaries (“Merrill Lynch”) other than as a director. In each case, the Board shall broadly consider all relevant facts and circumstances and shall apply the following standards (the “Director Independence Standards”).

A.	Employment/Compensation:

1.	The director shall not have been an employee and no family member[1] shall have been an executive officer[2] of Merrill Lynch during the last three years.

2.	The director shall not have received more than $100,000 per year in direct compensation from Merrill Lynch during any twelve-month period within the last three years. “Direct compensation” shall not include director and committee fees, reimbursement of expenses incurred in connection with service as a director and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent upon continued service).

3.	No family member of the director shall have received more than $100,000 per year in direct compensation from Merrill Lynch during any twelve month period within the last three years.

4.	(a)	The director shall not be a current partner or employee of Merrill Lynch’s independent auditing firm (the “Auditing Firm”).

(b)	No family member of the director shall be a current partner of the Auditing Firm or a current employee of the Auditing Firm who participates in the Auditing Firm’s audit, assurance or tax compliance (but not tax planning) practice.

(c)	Neither the director nor any family member shall have been during the last three years a partner or employee of the auditing firm and personally worked on Merrill Lynch’s audit within that time.

5.	Neither the director nor any family member shall be or have been, during the last three years, employed as an executive officer of a company while any of Merrill Lynch’s present executive officers serves or served on such company’s compensation committee.

The Board has determined that employment relationships, compensation and directorships that are not inconsistent with the foregoing standards are categorically immaterial relationships and, therefore, do not impair independence. In applying the standard in Paragraph A. 3., the Board need not consider

[1]	A “family member” means a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee of such director) who shares such director’s home.

[2]	An “executive officer” means the Chief Executive Officer, President, Chief Financial Officer, Principal Accounting Officer, (or if there is no such accounting officer, the Controller), or any officer or person in charge of a principal business unit, division or function, or who performs a policy-making function.

compensation received by a family member of the director for service as a non-executive employee of Merrill Lynch.

B.	Business Relationships:

It is expected that all business relationships between Merrill Lynch and a company (including subsidiaries and affiliates) with respect to which the director or any family member has a primary business relationship3, will be conducted on an arms-length basis. The Board has determined that business relationships with primary business relationships that are not inconsistent with the standards set forth below are categorically immaterial relationships and, therefore, do not impair independence:

1.	Payments by Merrill Lynch to a primary business relationship of the director or the director’s family member for property or services that do not in any single fiscal year during the last three fiscal years exceed the greater of $1 million or 2% of the consolidated gross revenues of such primary business relationship.

2.	Payments to Merrill Lynch by a primary business relationship of the director or the director’s family member that do not in any single fiscal year during the last fiscal three years exceed the greater of $1 million or 2% of the consolidated gross revenues of such primary business relationship.

3.	Financial services transactions, including but not limited to underwriting, banking, lending, trading in securities or derivatives and co-investment transactions, between Merrill Lynch and a primary business relationship of the director or the director’s family member, provided that (a) Merrill Lynch’s gross fee revenues (including interest payments or other fees paid in connection with loan transactions) from such transactions (together with other payments for property or services in the applicable fiscal year, if any) do not exceed the threshold set forth in Paragraph B.2 above, (b) such transactions are in the ordinary course of business of Merrill Lynch and are made on terms substantially consistent with those prevailing at the time for corresponding services to similarly situated, unrelated third parties, and (c) in the case of lending transactions, the termination of the lending relationship in the normal course of business would not reasonably be expected to have a material adverse effect on such primary business relationship.

In addition, the Board of Directors has determined that business relationships between Merrill Lynch and a company that is not a primary business relationship, including business relationships with a company for which a director or family member serves as a non-management director (including non-executive chair), are categorically immaterial relationships and, therefore, do not impair director independence.

C.	Relationships as a Client:

1.	It is expected that any services (such as, brokerage services, lending services, insurance and other financial services) provided to a director or any immediate family member[4] by Merrill Lynch will be provided in the ordinary course of Merrill Lynch’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to Merrill Lynch employees on a broad basis. The Board of Directors has determined that services that are not inconsistent with this standard are categorically immaterial relationships that do not impair independence. The Board of Directors has also determined that services provided to directors in connection with the fulfillment of their duties and responsibilities as directors are categorically immaterial and, therefore, do not impair director independence.

[3]	For purposes of these standards, a “primary business relationship” exists with an entity if the director is currently the controlling shareholder or an employee of the entity, or if any family member of the director is currently the controlling shareholder or an executive officer of the entity.

[4]	An “immediate family member” includes a director’s spouse, and other family members (including children) who share the director’s home or who are financially dependent on the director.

D.	Charitable Contributions:

The Board of Directors has determined that the following philanthropic relationships are categorically immaterial relationships and, therefore, do not impair independence:

1.	Contributions by Merrill Lynch to educational or charitable institutions for which the director serves solely as a non-executive trustee or director (or in a similar capacity).

2.	Discretionary contributions by Merrill Lynch (excluding contributions made under Merrill Lynch’s “matching gifts” program) to any educational or charitable institution for which the director serves as an executive officer[5] that do not exceed in any single fiscal year during the preceding three fiscal years the greater of (i) $1 million or (ii) 2% of the recipient’s most recent publicly available consolidated gross revenues.

[5]	For purposes of this standard, an “executive officer” of an educational or charitable institution means a CEO, President, Executive Director, Executive Vice President, or any other officer who performs a policy making function. Non-executive Trustees or Directors (or persons performing similar functions) are not considered to be executive officers.

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MERRILL LYNCH & CO., INC.	PROXY	Annual Meeting - April 27, 2007

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

E. Stanley O’Neal, Rosemary T. Berkery and Ahmass L. Fakahany are hereby appointed individually as proxies (with full power to act without the others and with full power of substitution) to attend and to vote for the undersigned on the matters listed on the reverse side hereof at the Annual Meeting of Shareholders to be held on April 27, 2007, or at any adjournment or postponement of that meeting and, in their discretion, upon other matters that arise at the meeting. This proxy revokes all proxies previously given for the same shares of stock.

The shares represented by this proxy will be voted in accordance with instructions given on the back of this card. If this proxy is signed and returned without specific instructions as to any item or all items, it will be voted FOR the election of 3 directors as named herein, FOR the ratification of the appointment of the independent registered public accounting firm and AGAINST each of the shareholder proposals.

(Signature of Shareholder)	Date

(Signature of Shareholder)	Date

Please vote on the reverse of this card.  Sign, date and return this card promptly using the enclosed envelope. Sign exactly as name appears above. Each joint tenant should sign. When signing as attorney, trustee, etc., give full title.

The Board of Directors recommends a vote FOR proposals (1) and (2)		The Board Recommends â

(1)	The election to the Board of Directors of the 3 nominees named below for a term of 3 years: John D. Finnegan Joseph W. Prueher Ann N. Reese	FOR all nominees listed (except as indicated to the contrary below) ☐	WITHHOLD authority to vote for all nominees listed ☐

(2)	Ratify appointment of Deloitte & Touche LLP as independent registered public accounting firm	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends a vote AGAINST shareholder proposals (3), (4) and (5)			The Board Recommends â

(3)	Institute cumulative voting	FOR	AGAINST	ABSTAIN
		☐	☐	☐

(4)	Submit named executive officers’ compensation to shareholders for annual ratification	FOR	AGAINST	ABSTAIN
		☐	☐	☐

(5)	Adopt policy that significant portion of future equity compensation be performance-vesting shares	FOR	AGAINST	ABSTAIN
		☐	☐	☐

Instruction: To withhold authority to vote for a nominee, write the name of such person here:

(To be signed on the other side)